EXHIBIT (a)(1)(A)

LIBERTY GLOBAL PLC

OFFER TO PURCHASE FOR CASH

UP TO $625 MILLION IN VALUE OF ITS CLASS A ORDINARY SHARES

AT A PURCHASE PRICE OF NOT GREATER THAN $29.00 PER SHARE

NOR LESS THAN $25.25 PER SHARE

AND

OFFER TO PURCHASE FOR CASH

UP TO $1.875 BILLION IN VALUE OF ITS CLASS C ORDINARY SHARES

AT A PURCHASE PRICE OF NOT GREATER THAN $28.50 PER SHARE

NOR LESS THAN $24.75 PER SHARE

Liberty Global Class A Ordinary Shares CUSIP: G5480U 104

Liberty Global Class C Ordinary Shares CUSIP: G5480U 120

THE OFFERS, PRORATION PERIODS AND WITHDRAWAL RIGHTS WILL EXPIRE AT

ONE (1) MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 9, 2019,

UNLESS THE OFFERS ARE EXTENDED OR TERMINATED.

Liberty Global plc, a public limited company organized under the laws of England and Wales (the “Company,” “Liberty Global,” “we,” “us” or “our”), invites our shareholders to tender (i) up to $625 million in value of our Class A ordinary shares, nominal value $0.01 per share (each, a “Class A Share”), for purchase by Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., each acting as principal (each, a “Counterparty Bank,” and together, the “Counterparty Banks”), at a price not greater than $29.00 nor less than $25.25 per Class A Share (the “Class A Offer”), and (ii) up to $1.875 billion in value of our Class C ordinary shares, nominal value $0.01 per share (each, a “Class C Share,” and the Class A Shares, individually or collectively with the Class C Shares, as appropriate, the “Shares”), for purchase by the Counterparty Banks at a price not greater than $28.50 nor less than $24.75 per Class C Share (the “Class C Offer”), in each case, to the seller in cash, less any applicable withholding taxes and without interest. We sometimes refer to the Class A Offer and Class C Offer collectively as the “Offers” and individually as an “Offer.” Each Offer will be conducted upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the applicable Letter of Transmittal (together with any amendments or supplements thereto, each, a “Letter of Transmittal” or collectively, the “Letters of Transmittal”) and in other related materials as may be amended or supplemented from time to time.

To ensure compliance with English law, any Shares purchased in the Offers will initially be purchased by a Counterparty Bank, acting as a principal and not as an agent, nominee or trustee. In turn, each Counterparty Bank shall sell, and Liberty Global shall purchase from the applicable Counterparty Bank, such Shares at a price equal to the price paid by such Counterparty Bank in the relevant Offer (along with certain other costs). The Shares to be purchased by the Counterparty Banks will be allocated equally between the Counterparty Banks in accordance with the Option Framework Agreements (as defined below). The Company intends to cancel the Shares so purchased by it from the Counterparty Banks.

Our purchase of Shares from the Counterparty Banks will be governed by the Master Put/Call Agreements entered into by the Company and each of the Counterparty Banks, each dated August 9, 2019 (the “Master Put/Call Agreements”), pursuant to which each Counterparty Bank has the right to require the Company to purchase from the relevant Counterparty Bank, and the Company has the right to require each Counterparty Bank to sell to the Company, the Shares purchased by such Counterparty Bank in the Offers. The specific terms of the purchase by the Counterparty Banks of the Shares in the Offers pursuant to the Master Put/Call Agreements will be governed by the Option Framework Agreements, between the Company and each of the Counterparty Banks, each dated August 9, 2019 (the “Option Framework Agreements”), pursuant to which each Counterparty

Bank will purchase the Shares as principals (not as agents, nominees or trustees). In this Offer to Purchase, we sometimes refer to the Master Put/Call Agreements and the Option Framework Agreements collectively as the “Counterparty Bank Agreements.” The Counterparty Banks are acting as principals in connection with the Offers and independently from each other, and their respective obligations pursuant to the applicable Counterparty Bank Agreement are several and not joint.

The Counterparty Banks will initially purchase their respective allocated portion of the Shares and take actions to facilitate our subsequent purchase of the Shares pursuant to the Counterparty Bank Agreements and the terms and conditions of the Offers set forth in this Offer to Purchase, and we will generally make all decisions and determinations with respect to the Offers, including with respect to the satisfaction or waiver of conditions to the Offers set forth in this Offer to Purchase and the acceptance of Shares for purchase by the Counterparty Banks. See Section 7. In this Offer to Purchase, we sometimes refer to our purchases of the Shares “through the Counterparty Banks,” which refers to the initial purchase of Shares in the Offers by the Counterparty Banks and our subsequent purchase of the same Shares pursuant to the Counterparty Bank Agreements and the terms and conditions of the Offers set forth in this Offer to Purchase. In no circumstances will we purchase Shares in connection with the Offers other than from the Counterparty Banks pursuant to the Counterparty Bank Agreements.

Upon the terms and subject to the conditions of the Class A Offer, we will determine a single per share price for the Class A Shares that are properly tendered and not properly withdrawn from the Class A Offer, taking into account the total number of Class A Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders. This single per share price for Class A Shares (the “Final Class A Purchase Price”) will be the lowest single purchase price, not greater than $29.00 nor less than $25.25 per Class A Share, that would allow us to purchase, through the Counterparty Banks, $625 million in value of Class A Shares, or a lower amount, depending on the number of Class A Shares properly tendered and not properly withdrawn.

Upon the terms and subject to the conditions of the Class C Offer, we will determine a single per share price for the Class C Shares that are properly tendered and not properly withdrawn from the Class C Offer, taking into account the total number of Class C Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders. This single per share price for Class C Shares (the “Final Class C Purchase Price”) will be the lowest single purchase price, not greater than $28.50 nor less than $24.75 per Class C Share, that would allow us to purchase, through the Counterparty Banks, $1.875 billion in value of Class C Shares, or a lower amount, depending on the number of Class C Shares properly tendered and not properly withdrawn. We sometimes refer to the Final Class A Purchase Price and Final Class C Purchase Price collectively as the “Final Purchase Prices” and individually as the “Final Purchase Price.” The Final Purchase Prices will be denominated in U.S. dollars, and the obligation to make payment of amounts owing to a depositing shareholder whose shares are accepted for payment will be made in U.S. dollars.

No Class A Shares and/or Class C Shares tendered at prices in excess of the applicable Final Purchase Price will be purchased. If the price at which you tender your Class A Shares and/or Class C Shares in the applicable Offer exceeds the applicable Final Purchase Price, such Shares will not be purchased in the applicable Offer and will be returned to you promptly after one (1) minute after 11:59 P.M., New York City time, on September 9, 2019, unless the Offers are extended or terminated (such date, as may be extended, the “Expiration Date”). In the unlikely event the Offers have different Expiration Dates (e.g., due to an extension of one Offer and not the other), “Expiration Date” shall mean the applicable Expiration Date as the context shall so require.

Upon the terms and subject to the conditions of the Class A Offer, if, based on the Final Class A Purchase Price, all Class A Shares properly tendered and not properly withdrawn have an aggregate value of less than $625 million, we will purchase, through the Counterparty Banks, all Class A Shares properly tendered at or below the Final Class A Purchase Price and not properly withdrawn prior to the Expiration Date. All Class A Shares acquired, if any, in the Class A Offer will be acquired at the Final Class A Purchase Price, including those

Class A Shares tendered at a price lower than the Final Class A Purchase Price. Only Class A Shares properly tendered at prices at or below the Class A Final Purchase Price, and not properly withdrawn, will be purchased. If, based on the Final Class A Purchase Price, all Class A Shares properly tendered and not properly withdrawn have an aggregate value in excess of $625 million, all of the Class A Shares tendered at or below the Final Class A Purchase Price may not be purchased because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase. Class A Shares not purchased in the Class A Offer will be returned to the tendering shareholders promptly after the Expiration Date.

Upon the terms and subject to the conditions of the Class C Offer, if, based on the Final Class C Purchase Price, all Class C Shares properly tendered and not properly withdrawn have an aggregate value of less than $1.875 billion, we will purchase, through the Counterparty Banks, all Class C Shares properly tendered at or below the Final Class C Purchase Price and not properly withdrawn prior to the Expiration Date. All Class C Shares acquired, if any, in the Class C Offer will be acquired at the Final Class C Purchase Price, including those Class C Shares tendered at a price lower than the Final Class C Purchase Price. Only Class C Shares properly tendered at prices at or below the Final Class C Purchase Price, and not properly withdrawn, will be purchased. If, based on the Final Class C Purchase Price, all Class C Shares properly tendered and not properly withdrawn have an aggregate value in excess of $1.875 billion, all of the Class C Shares tendered at or below the Final Class C Purchase Price may not be purchased because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase. Class C Shares not purchased in the Class C Offer will be returned to the tendering shareholders promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per share purchase price range for the Class A Shares and/or the Class C Shares and to increase or decrease the aggregate value of Class A Shares and/or Class C Shares sought in the Offers, in each case, subject to applicable law and the authority of the Company to conduct the purchase of its ordinary shares in the capital of Liberty Global as approved by the shareholders of the Company at its annual general meeting of shareholders held on June 11, 2019 (the “2019 Shareholder Authorization”). In accordance with the rules of the Securities and Exchange Commission (the “SEC”) and subject to the 2019 Shareholder Authorization, if Class A Shares having an aggregate value in excess of $625 million and/or Class C Shares having an aggregate value in excess of $1.875 billion, in each case, are properly tendered in the applicable Offer at or below the applicable Final Purchase Price and not properly withdrawn, we may increase the number of Class A Shares and/or Class C Shares accepted for payment, through the Counterparty Banks, in the applicable Offer by no more than 2% of the outstanding Class A Shares and/or Class C Shares, as applicable, without extending the applicable Offer. See Section 1.

As of August 1, 2019, we had 205,370,209 issued and outstanding Class A Shares, 12,157,826 issued and outstanding Class B ordinary shares, nominal value $0.01 per share (each, a “Class B Share”), and 513,200,439 issued and outstanding Class C Shares.

At the maximum Final Class A Purchase Price of $29.00 per Class A Share, 21,551,724 Class A Shares could be purchased in the Class A Offer if it is fully subscribed, which would represent approximately 10.5% of the issued and outstanding Class A Shares as of August 1, 2019. At the minimum Final Class A Purchase Price of $25.25 per Class A Share, 24,752,475 Class A Shares could be purchased in the Class A Offer if it is fully subscribed, which would represent approximately 12.1% of the issued and outstanding Class A Shares as of August 1, 2019.

At the maximum Final Class C Purchase Price of $28.50 per Class C Share, 65,789,473 Class C Shares could be purchased in the Class C Offer if it is fully subscribed, which would represent approximately 12.8% of the issued and outstanding Class C Shares as of August 1, 2019. At the minimum Final Class C Purchase Price of $24.75 per Class C Share, 75,757,575 Class C Shares could be purchased in the Class C Offer if it is fully subscribed, which would represent approximately 14.8% of the issued and outstanding Class C Shares as of August 1, 2019.

Assuming that the Class A Offer and the Class C Offer are fully subscribed, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offers, will be approximately $2.5 billion.

Credit Suisse Securities (USA) LLC (“Credit Suisse”) is acting for the Company as a co-dealer manager in connection with the Offers and is not advising, or acting for, any other person and will not be responsible to any person other than the Company for providing the protections afforded to the clients of Credit Suisse or for providing advice in relation to the Offers or any other matters or arrangements referred to or contained in this Offer to Purchase.

HSBC Securities (USA) Inc. (“HSBC”) is acting for the Company as a co-dealer manager in connection with the Offers and is not advising, or acting for, any other person and will not be responsible to any person other than the Company for providing the protections afforded to the clients of HSBC or for providing advice in relation to the Offers or any other matters or arrangements referred to or contained in this Offer to Purchase. We sometimes refer to Credit Suisse and HSBC as the “Dealer Managers” and each, a “Dealer Manager.”

Credit Suisse and HSBC do not accept any responsibility or liability whatsoever for the contents of this Offer to Purchase, and no representation or warranty, express or implied, is made by Credit Suisse or HSBC in relation to the contents of this Offer to Purchase, including its accuracy, completeness or verification or for any other statement made or purported to be made by it, or on its behalf, in connection with the Company or the Offers. To the fullest extent permissible Credit Suisse and HSBC accordingly disclaim all and any responsibility or liability whether arising in tort, contract or otherwise (except as provided above) which it might otherwise have in respect of the contents of this Offer to Purchase or any such statement.

THE OFFERS ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFERS ARE, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Class A Shares and Class C Shares trade on the NASDAQ Global Select Market (“NASDAQ”) under the symbols “LBTYA” and “LBTYK,” respectively. On August 9, 2019, the last full trading day prior to the commencement of the Offers, the last reported sale price of the Class A Shares was $25.98 per Class A Share and the last reported sale price of the Class C Shares was $25.85 per Class C Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFERS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFERS SET FORTH IN THIS OFFER TO PURCHASE AND THE COUNTERPARTY BANK AGREEMENTS. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE OFFERS (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFERS (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFERS. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE APPLICABLE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR THE OFFERS, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFERS. SEE SECTION 2.

THE OFFERS HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON

THE FAIRNESS OR MERITS OF THE OFFERS OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, one or both Letters of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Information Agent for the Offers is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call U.S. Local: (212) 750-5833

The Dealer Managers for the Offers are:

Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, New York 10010 Call Toll-Free: (800) 318-8219 Call U.S. Local: (212) 538-4581	HSBC Securities (USA) Inc. 452 Fifth Avenue New York, New York 10018 Call Toll-Free: (888) 472-2456 Call U.S. Local: (212) 525-3672

Offer to Purchase dated August 12, 2019

IMPORTANT

If you want to tender all or part of your Class A Shares pursuant to the Class A Offer and/or Class C Shares pursuant to the Class C Offer, you must do one of the following before such Offer expires at one (1) minute after 11:59 P.M., New York City time, on September 9, 2019 (unless either or both Offers are extended):

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Class A Shares and/or Class C Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in either or both Offers. Accordingly, beneficial owners wishing to participate in either or both Offers should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in either or both Offers;

•

if you hold certificates registered in your own name, complete and sign the applicable Letter of Transmittal (yellow for Class A Shares and grey for Class C Shares) according to its instructions, and deliver it, together with any required signature guarantees, any certificates for your Class A Shares or Class C Shares and any other documents required by the applicable Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offers, at the address appearing on the back cover page of this Offer to Purchase;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, or hold book-entry Shares registered in your own name, tender your Class A Shares and/or Class C Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are a holder of CREST depository interests (“CDIs”) representing Shares, you should refer to your CREST sponsor to obtain the procedures for tendering the Shares underlying your CDIs. In this Offer to Purchase, we sometimes refer to “CREST,” which is the U.K. system operated by Euroclear UK & Ireland Limited for the paperless settlement of trades in securities and the holding of uncertificated securities. Holders of CDIs representing Shares should contact their CREST sponsor in order to determine the times by which such holder must take action in order to participate in either or both Offers;

•

if your Shares are held in the Liberty Global 401(k) Savings and Stock Ownership Plan (the “401(k) Plan”) or the Virgin Media Inc. Share Incentive Plan (the “SIP Plan,” and collectively, the “Savings Plans”), you must follow the separate instructions that will be sent to participants in the Savings Plans from the agent or trustee of each applicable plan. If you are a participant in either of the Savings Plans, there will be an earlier deadline for accepting the Offers. Participants in the Savings Plans should confirm their deadlines by carefully reading the materials provided to them by the applicable Savings Plan trustee;

•

if you are a holder of vested share appreciation rights (“SARs”), vested and earned performance-based share appreciation rights (“PSARs”) or vested stock options (including CSOP options and penny options) (“Options,” and together with vested SARs and PSARs, “Vested SARs and Options”), you may exercise your Vested SARs and Options and tender any of the Class A Shares and/or Class C Shares issued upon such exercise. You must exercise your Vested SARs and Options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the applicable Offer. An exercise of Vested SARs and Options cannot be revoked even if Shares received upon the exercise thereof and tendered in either or both Offers are not purchased in such Offer for any reason; or

•

if you are a holder of restricted share units (“RSUs”) or performance-based restricted share units (“PSUs”), you may only tender the underlying Class A Shares and/or Class C Shares that you have acquired through vesting of RSUs or vesting of earned PSUs.

If you wish to tender your Class A Shares pursuant to the Class A Offer and/or Class C Shares pursuant to the Class C Offer, but (a) the certificates for such Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your Class A Shares and/or Class C Shares will be purchased in the applicable Offer, you should check the box in the section of the applicable Letter of Transmittal captioned “Class A Shares Tendered At Price Determined In The Class A Offer” and/or “Class C Shares Tendered At Price Determined in the Class C Offer,” as applicable. If you agree to accept the Final Class A Purchase Price determined in the Class A Offer, your Class A Shares will be deemed to be tendered at $25.25 per Class A Share, which is the low end of the price range in the Class A Offer. If you agree to accept the Final Class C Purchase Price determined in the Class C Offer, your Class C Shares will be deemed to be tendered at $24.75 per Class C Share, which is the low end of the price range in the Class C Offer. You should understand that this election may lower the applicable Final Purchase Price and could result in your Class A Shares being purchased at $25.25 per Class A Share, which is the low end of the price range in the Class A Offer, or your Class C Shares being purchased at $24.75 per Class C Share, which is the low end of the price range in the Class C Offer, in each case, less any applicable withholding taxes and without interest. The low end of the price range in the Class A Offer is below the last reported sale price of the Class A Shares on NASDAQ on August 9, 2019, the last full trading day prior to the commencement of the Class A Offer, which was $25.98 per Class A Share. The low end of the price range in the Class C Offer is below the last reported sale price of the Class C Shares on NASDAQ on August 9, 2019, the last full trading day prior to the commencement of the Class C Offer, which was $25.85 per Class C Share.

All transfers of Shares pursuant to the Offers must be effected by book-entry transfer through the Book-Entry Transfer Facility, except for Shares held in certificated form outside of the Book-Entry Transfer Facility.

No Offers are being made to, and there will be no acceptance of any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary to make the Offers to shareholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase. If you are a holder of CDIs, you should refer to your CREST sponsor to obtain the procedures for tendering the Shares underlying your CDIs. If you are tendering Shares under the Savings Plans, you must validly follow the tender instructions provided by the applicable Savings Plan trustee. You may contact the applicable Savings Plan trustee for assistance.

OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFERS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFERS SET FORTH IN THIS OFFER TO PURCHASE AND THE COUNTERPARTY BANK AGREEMENTS. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES.

NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERS OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE APPLICABLE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE, AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE APPLICABLE LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the accompanying Letters of Transmittal (together with any amendments or supplements thereto, each, a “Letter of Transmittal” or collectively, the “Letters of Transmittal”), and other related materials as may be amended or supplemented from time to time (collectively, with this Offer to Purchase and Letters of Transmittal, the “Offers”). To understand the Offers fully and for a more complete description of the terms of the Offers, we urge you to read carefully this Offer to Purchase, the applicable Letter of Transmittal and the other related materials that constitute part of the Offers in their entirety. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is inviting shareholders to tender Shares in the Offers?

The issuer of the Class A Shares (as defined below) and the Class C Shares (as defined below), Liberty Global plc, a public limited company organized under the laws of England and Wales (the “Company,” “Liberty Global,” “we,” “us” or “our”), invites our shareholders to tender the Class A Shares and the Class C Shares for purchase by the Counterparty Banks (as defined below), which Shares (as defined below) shall be subsequently purchased by us. However, none of the Company, the members of our Board of Directors, the Counterparty Banks, the Dealer Managers, the Depositary or the Information Agent (in each case, as defined below) makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. See Section 1.

How are the Offers being conducted?

Under the U.K. Companies Act 2006 (the “Companies Act”), we, like other U.K. public limited companies, are prohibited from purchasing our outstanding ordinary shares unless such purchases have been approved by a resolution of our shareholders. Shareholders may approve two different types of such share purchases: “on-market” purchases or “off-market” purchases. “On-market” purchases may only be made on a “recognised investment exchange,” as defined in section 693(5) of the Companies Act. This U.K. statutory definition does not include the NASDAQ Global Select Market (“NASDAQ”), which is the only exchange on which our shares are traded. As such, we may only conduct “off-market” purchases pursuant to a form of share repurchase contract, including the form of the Master Put/Call Agreement, and with any of the approved counterparties, which include Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., which was approved by our shareholders at the Company’s annual general meeting of shareholders held on June 11, 2019.

The Company and each of Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc. (each, a “Counterparty Bank,” and together, the “Counterparty Banks”) have entered into the Master Put/Call Agreements each dated August 9, 2019 (the “Master Put/Call Agreements”), pursuant to which each Counterparty Bank has the right to require the Company to purchase from the relevant Counterparty Bank, and the Company has the right to require each Counterparty Bank to sell to the Company, the Shares purchased by such Counterparty Bank in the Offers. Pursuant to the Master Put/Call Agreements, the Company and each of the Counterparty Banks have also entered into the Option Framework Agreements, each dated August 9, 2019 (the “Option Framework Agreements,” and together with the Master Put/Call Agreements, the “Counterparty Bank Agreements”), pursuant to which each Counterparty Bank will purchase the Shares as principals (not as agents, nominees or trustees). The Counterparty Banks are acting as principals in connection with the Offers and independently from each other, and their respective obligations under the applicable Counterparty Bank Agreement are several and not joint. The Shares to be purchased by the Counterparty Banks will be allocated equally between the Counterparty Banks in accordance with the Option Framework Agreements.

The Counterparty Banks will initially purchase their respective allocated portion of the Shares and take actions to facilitate our subsequent purchase of the Shares pursuant to the Counterparty Bank Agreements and the terms and conditions of the Offers set forth in this Offer to Purchase, and we will generally make all decisions and determinations with respect to the Offers, including with respect to the satisfaction or waiver of conditions to the Offers set forth in this Offer to Purchase and the acceptance of Shares for purchase by the Counterparty Banks. See Section 7. In this Offer to Purchase, we sometimes refer to our purchases of the Shares “through the Counterparty Banks,” which refers to the initial purchase of Shares in the Offers by the Counterparty Banks and our subsequent purchase of the same Shares pursuant to the Counterparty Bank Agreements and the terms and conditions of the Offers set forth in this Offer to Purchase. In no circumstances will we purchase Shares in connection with the Offers other than from the Counterparty Banks pursuant to the Counterparty Bank Agreements. See Section 2.

What is being offered?

We are inviting our shareholders to tender (i) up to $625 million in value of our Class A ordinary shares, nominal value $0.01 per share (each, a “Class A Share,”), at a price not greater than $29.00 nor less than $25.25 per Class A Share (the “Class A Offer”), and (ii) up to $1.875 billion in value of our Class C ordinary shares, nominal value $0.01 per share (each, a “Class C Share,” and the Class A Shares, individually or collectively with the Class C Shares, as appropriate, the “Shares”), for purchase by the Counterparty Banks at a price not greater than $28.50 nor less than $24.75 per Class C Share (the “Class C Offer”), in each case, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offers. We sometimes refer to the Class A Offer and Class C Offer collectively as the “Offers” and individually as an “Offer.” See Section 1.

What is the purpose of the Offers?

We believe that the repurchase of Shares pursuant to the Offers is consistent with our long-term value creation strategy. Liberty Global is focused on delivering long-term value creation for shareholders through organic growth, disciplined and opportunistic mergers, acquisitions and dispositions in combination with a levered-equity capital structure. A core part of this levered-equity approach is returning capital to shareholders through share repurchases. We have undertaken various forms of share repurchases since our predecessor Liberty Global, Inc. was established in 2005, and we anticipate that share repurchases will remain a core pillar of our long-term value creation strategy.

The modified Dutch auction tender offer set forth in this Offer to Purchase provides our shareholders with the opportunity to tender all or a portion of their Class A Shares and/or Class C Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offers also provide our shareholders with an efficient way to sell their Class A Shares and/or Class C Shares without incurring brokerage fees or commissions associated with open market sales. However, shareholders who hold Class A Shares and/or Class C Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply.

If we complete the Offers, shareholders who do not participate in the Offers will automatically increase their respective relative percentage ownership interest and voting power, as applicable, in the Company and our future operations at no additional cost to them. See Section 2.

How many Shares will be purchased in the Offers?

Upon the terms and subject to the conditions of the Offers, we will purchase, through the Counterparty Banks, up to $625 million in value of our Class A Shares pursuant to the Class A Offer and up to $1.875 billion in value of our Class C Shares pursuant to the Class C Offer, or a lower amount, depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Class A Offer and the Class C Offer, as applicable.

We will select the lowest single purchase price (the “Final Class A Purchase Price”) not greater than $29.00 nor less than $25.25 per Class A Share, that would allow us to purchase, through the Counterparty Banks, $625 million in value of Class A Shares, or a lower amount, depending on the number of Class A Shares properly tendered and not properly withdrawn. We will select the lowest single purchase price (the “Final Class C Purchase Price”) not greater than $28.50 nor less than $24.75 per Class C Share, that would allow us to purchase, through the Counterparty Banks, $1.875 billion in value of Class C Shares, or a lower amount, depending on the number of Class C Shares properly tendered and not properly withdrawn. We sometimes refer to the Final Class A Purchase Price and the Final Class C Purchase Price collectively as the “Final Purchase Prices” and individually as the “Final Purchase Price.” The Final Purchase Prices will be denominated in U.S. dollars, and the obligation to make payment of amounts owing to a depositing shareholder whose shares are accepted for payment will be made in U.S. dollars.

As of August 1, 2019, we had 205,370,209 issued and outstanding Class A Shares, 12,157,826 issued and outstanding Class B ordinary shares, nominal value $0.01 per share (each, a “Class B Share”), and 513,200,439 issued and outstanding Class C Shares.

As of August 1, 2019, there were 66,631,989 shares remaining available for issuance under the Liberty Global 2014 Incentive Plan (amended and restated effective June 11, 2019) (the “2014 Incentive Plan”), 8,662,113 shares remaining available for issuance under the Liberty Global 2014 Nonemployee Director Incentive Plan (the “2014 Director Incentive Plan” and together with the 2014 Incentive Plan, the “2014 Equity Incentive Plans”), and approximately 24,459,258 Class A Shares and 50,078,967 Class C Shares were subject to currently outstanding options, share appreciation rights (“SARs”), performance-based share appreciation rights (“PSARs”), restricted share units (“RSUs”) and performance-based restricted share units (“PSUs”) awarded under the 2014 Equity Incentive Plans. There were also 2,012,433 options outstanding under the Virgin Media Sharesave Plan and the Virgin Media Sharesave (Ireland) Plan as of August 1, 2019, which are not yet vested and exercisable. Prior to March 2014, such awards were granted under the Liberty Global 2005 Incentive Plan (as amended and restated effective June 7, 2013) (the “2005 Incentive Plan”) and the 2005 Liberty Global Inc. Nonemployee Director Incentive Plan (the “2005 Director Incentive Plan”). In addition, we assumed the Virgin Media 2010 Incentive Plan when we acquired Virgin Media in 2013 (the “2010 Virgin Media Plan,” and together with the 2005 Incentive Plan and the 2005 Director Incentive Plan, the “Prior Equity Incentive Plans”). As of the January 30, 2014 approval of the 2014 Equity Incentive Plans, no further awards are granted under the Prior Equity Incentive Plans, and as of August 1, 2019, an aggregate of 4,041,420 Class A Shares and 10,927,659 Class C Shares remained outstanding under the Prior Equity Incentive Plans, which includes 284,553 vested and outstanding stock options (including CSOP and penny options) (“Options”) under the 2010 Virgin Media Plan. See Section 11.

At the maximum Final Class A Purchase Price of $29.00 per Class A Share, 21,551,724 Class A Shares could be purchased in the Class A Offer if it is fully subscribed, which would represent approximately 10.5% of the issued and outstanding Class A Shares as of August 1, 2019. At the minimum Final Class A Purchase Price of $25.25 per Class A Share, 24,752,475 Class A Shares could be purchased in the Class A Offer if it is fully subscribed, which would represent approximately 12.1% of the issued and outstanding Class A Shares as of August 1, 2019.

At the maximum Final Class C Purchase Price of $28.50 per Class C Share, 65,789,473 Class C Shares could be purchased in the Class C Offer if it is fully subscribed, which would represent approximately 12.8% of the issued and outstanding Class C Shares as of August 1, 2019. At the minimum Final Class C Purchase Price of $24.75 per Class C Share, 75,757,575 Class C Shares could be purchased in the Class C Offer if it is fully subscribed, which would represent approximately 14.8% of the issued and outstanding Class C Shares as of August 1, 2019. Assuming that the Class A Offer and the Class C Offer are fully subscribed, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offers, will be approximately $2.5 billion.

We expressly reserve the right to purchase, through the Counterparty Banks, additional Shares in either or both Offers, in each case, subject to applicable law and the authority of the Company to conduct the purchase of its ordinary shares in the capital of Liberty Global as approved by the shareholders of the Company at its annual general meeting of shareholders held on June 11, 2019 (the “2019 Shareholder Authorization”). See Section 1. The Offers are not conditioned on any minimum number of Shares being tendered but are subject to certain other conditions. See Section 7. In accordance with the rules of the Securities and Exchange Commission (the “SEC”) and subject to the 2019 Shareholder Authorization, if Class A Shares having an aggregate value in excess of $625 million and/or Class C Shares having an aggregate value in excess of $1.875 billion, in each case, are properly tendered and not properly withdrawn in the applicable Offer at or below the applicable Final Purchase Price, we may increase the number of Class A Shares and/or Class C Shares accepted for payment, through the Counterparty Banks, in the applicable Offer by no more than 2% of the outstanding Class A Shares and/or Class C Shares, as applicable, without extending the applicable Offer. See Section 1.

What will be the purchase price for the Shares, and what will be the form of payment?

We are conducting the Offers through a procedure commonly called a modified Dutch auction. This procedure allows you to select the price, within a price range specified by us, at which you are willing to tender your Shares. The price ranges for the Final Purchase Prices are $25.25 to $29.00 per Class A Share and $24.75 to $28.50 per Class C Share. Each Final Purchase Price will be a single per Share price that would allow us to purchase, through the Counterparty Banks, $625 million in value of Class A Shares or $1.875 billion in value of Class C Shares as applicable, or a lower amount, depending on the number of Class A Shares and Class C Shares, in each case, that are properly tendered and not properly withdrawn. We will purchase, through the Counterparty Banks, all Class A Shares and Class C Shares at the respective Final Purchase Price, in each case, less any applicable withholding taxes and without interest, even if you have selected a purchase price lower than the applicable Final Purchase Price; however, Class A Shares and Class C Shares tendered at a price above the applicable Final Purchase Price will not be purchased. If you are a participant in the Liberty Global 401(k) Savings and Stock Ownership Plan (the “401(k) Plan”), you should be aware that the 401(k) Plan is prohibited from selling Shares to us for a price less than “adequate consideration.” More information on this potential limitation is provided in the letter to the 401(k) Plan participants being sent by the trustee of the 401(k) Plan (the “401(k) Trustee Letter”). If you are a participant in the 401(k) Plan, you should review the 401(k) Trustee Letter with the other materials provided by the 401(k) Plan trustee. Similarly, if you are a participant in the Virgin Media Inc. Share Incentive Plan (the “SIP Plan”), you should review the communication to the SIP Plan participants that will be sent by the trustee of the SIP Plan (the “SIP Trustee Letter”) for information on any limitations related to the tender of Shares held under the SIP Plan. See Sections 1 and 5.

If you wish to maximize your chances of having your Class A Shares purchased in the Class A Offer, you should check the box in the subsection entitled “Class A Shares Tendered At Price Determined In The Class A Offer” (in the section captioned “Price (In Dollars) Per Class A Share At Which Class A Shares Are Being Tendered”) in the yellow Letter of Transmittal for Class A Shares, which will indicate that you will accept the Final Class A Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Class A Offer. If you agree to accept the Final Class A Purchase Price, your Class A Shares will be deemed to have been tendered at $25.25 per Class A Share, which is the low end of the price range in the Class A Offer. You should understand that this election may have the effect of lowering the Final Class A Purchase Price and could result in your Class A Shares being purchased at $25.25 per Class A Share, which is the low end of the price range in the Class A Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Class A Shares on NASDAQ on August 9, 2019, the last full trading day prior to the commencement of the Class A Offer, which was $25.98 per Class A Share, and could be below the last reported sale price of the Class A Shares on the Expiration Date.

If you wish to maximize your chances of having your Class C Shares purchased in the Class C Offer, you should check the box in the subsection entitled “Class C Shares Tendered At Price Determined In The Class C Offer” (in the section captioned “Price (In Dollars) Per Class C Share At Which Class C Shares Are Being

Tendered”) in the grey Letter of Transmittal for Class C Shares, which will indicate that you will accept the Final Class C Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Class C Offer. If you agree to accept the Final Class C Purchase Price, your Class C Shares will be deemed to have been tendered at $24.75 per Class C Share, which is the low end of the price range in the Class C Offer. You should understand that this election may have the effect of lowering the Final Class C Purchase Price and could result in your Class C Shares being purchased at $24.75 per Class C Share, which is the low end of the price range in the Class C Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Class C Shares on NASDAQ on August 9, 2019, the last full trading day prior to the commencement of the Class C Offer, which was $25.85 per Class C Share, and could be below the last reported sale price of the Class C Shares on the Expiration Date.

If your Shares are purchased in the applicable Offers, we, through the Counterparty Banks, will pay you the applicable Final Purchase Price in cash, in each case, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will you receive interest on the Final Purchase Prices, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

How will the Shares be paid for?

Assuming that the Class A Offer and the Class C Offer are fully subscribed, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offers, will be approximately $2.5 billion.

In connection with the Offers, each Counterparty Bank will use cash on hand to purchase its respective allocation of the Shares that are properly tendered and not properly withdrawn pursuant to the Counterparty Bank Agreements and the terms and conditions of the Offers set forth in this Offer to Purchase. In turn, each Counterparty Bank shall sell, and Liberty Global shall purchase from each Counterparty Bank, such Shares at a price equal to the applicable Final Purchase Price (along with certain other costs) pursuant to the Counterparty Bank Agreements and the terms and conditions of the Offers set forth in this Offer to Purchase. As discussed in this Offer to Purchase, the Counterparty Banks are acting as principals (not as agents, nominees or trustees).

We intend to pay for the purchase of Shares from the Counterparty Banks with existing cash and cash equivalents, including cash proceeds received from the consummation of the previously announced sale of certain Liberty Global subsidiaries comprising Liberty Global’s businesses and operations in Germany, Romania, Hungary and the Czech Republic to Vodafone Group plc and certain of its subsidiaries (the “Vodafone Transaction”), which closed on July 31, 2019.

As of the date hereof, no alternative financing arrangements or alternative financing plans have been made.

After giving effect to the Offers, we believe that we will continue to have sufficient financial resources and working capital to conduct our business.

As noted above, the Company and the Counterparty Banks have entered into (i) the Master Put/Call Agreements, pursuant to which each Counterparty Bank has the right to require the Company to purchase from the relevant Counterparty Bank, and the Company has the right to require each Counterparty Bank to sell to the Company, the Shares purchased by such Counterparty Bank in the Offers, and pursuant to the Master Put/Call Agreements, and (ii) the Option Framework Agreements, pursuant to which each Counterparty Bank will purchase its respective allocation of the Shares as principals (not as agents, nominees or trustees).

In accordance with the rules of the SEC and subject to the 2019 Shareholder Authorization, if Class A Shares having an aggregate value in excess of $625 million and/or Class C Shares having an aggregate value in excess of $1.875 billion, in each case, are properly tendered and not properly withdrawn in the applicable Offer at or below the applicable Final Purchase Price, we may increase the number of Class A Shares and/or Class C Shares accepted for payment, through the Counterparty Banks, in the applicable Offer by no more than 2% of the outstanding Class A Shares and/or Class C Shares without extending the applicable Offer. See Section 1.

How long do I have to tender my Shares?

You may tender your Class A Shares and/or Class C Shares until the applicable Offer expires. Each Offer will expire one (1) minute after 11:59 P.M., New York City time, on September 9, 2019, unless we extend or terminate such Offer (such date, as may be extended, the “Expiration Date”). When used together with a specific time, the term Expiration Date refers to the date on which the applicable Offer expires. See Section 1. We may choose to extend either or both Offers at any time and for any reason, in each case, subject to applicable laws. We cannot assure you, however, that we will extend either or both Offers or, if we extend them, for how long. In the unlikely event the Offers have different Expiration Dates (e.g., due to an extension of one Offer and not the other), “Expiration Date” shall mean the applicable Expiration Date as the context shall so require. See Section 1 and Section 14.

Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept either or both Offers on your behalf. Accordingly, beneficial owners wishing to participate in either or both Offers should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in either or both Offers. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. Similarly, if you are a participant in the 401(k) Plan or the SIP Plan (collectively, the “Savings Plans”), there will be an earlier deadline for accepting the Offers. Participants in the Savings Plans should confirm their deadlines by carefully reading the materials provided to them by the applicable Savings Plan trustee. See Section 3.

If you are a holder of CREST depository interests (“CDIs”) representing Shares, you should refer to your CREST sponsor to obtain the procedures for tendering the Shares underlying your CDIs. Holders of CDIs representing Shares should contact their CREST sponsor in order to determine the times by which such holder must take action in order to participate in either or both Offers. In this Offer to Purchase, we sometimes refer to “CREST,” which is the U.K. system operated by Euroclear UK & Ireland Limited for the paperless settlement of trades in securities and the holding of uncertificated securities.

Can the Offers be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend either or both Offers in our sole discretion at any time, in each case, subject to applicable laws. We may, however, decide not to extend the Expiration Date for either or both Offers. If we extend the Expiration Date for either or both Offers, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Date for either or both Offers, we will delay the acceptance of any Class A Shares and/or Class C Shares that have been tendered, as applicable, until the extended expiration dates of the applicable Offer. See Section 14. We can also amend or terminate either or both Offers under certain circumstances and, in each case, subject to applicable law. See Section 7.

How will I be notified if you extend the Offers or amend the terms of the Offers?

If we extend either or both Offers, in each case, we will issue a press release not later than 9:00 a.m., New York City time, on the first (1st) business day after the previously scheduled Expiration Date. If we extend either or both Offers, you may withdraw your Class A Shares and/or Class C Shares until the Expiration Date, as extended. We will announce any amendment to either or both Offers by making a public announcement of the amendment. In the event that the terms of either or both Offers are amended, in each case, we will file an amendment to our Issuer Tender Offer Statement on Schedule TO describing the amendment to the Offers. See Section 14.

Are there any conditions to the Offers?

Yes. The obligation to accept for payment and pay for your tendered Class A Shares and/or Class C Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived by us on or prior to the Expiration Date. These conditions are described in Section 7 and include, among others:

•	each Counterparty Bank has not breached, or threatened to breach, the representations, warranties or covenants under the Counterparty Bank Agreements;

•	no legal action shall have been threatened, pending or taken that might, in our reasonable judgment, adversely affect the Offers;

•

no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom shall have occurred;

•

with respect to the Class A Offer, no decrease of more than 10% in the sale price of the Class A Shares on NASDAQ or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Composite Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on August 9, 2019, the last full trading day prior to the commencement of the Class A Offer, shall have occurred;

•

with respect to the Class C offer, no decrease of more than 10% in the sale price of the Class C Shares on NASDAQ or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Composite Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on August 9, 2019, the last full trading day prior to the commencement of the Class C Offer, shall have occurred;

•

no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or the United Kingdom shall have occurred on or after August 12, 2019, nor shall any material escalation of any war or armed hostilities which had commenced prior to August 12, 2019, have occurred;

•

no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States or the United Kingdom shall have occurred;

•

no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

•

no change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offers shall have occurred;

•

no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

•	no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offers;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offers shall have been obtained on terms satisfactory to us in our reasonable discretion; and

•

we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (i) will be held of record by fewer than 300 persons or (ii) will be delisted from NASDAQ or be eligible for deregistration under the Exchange Act.

The obligation to accept for payment and pay for your tendered Class A Shares and/or Class C Shares is also subject to the condition that each Counterparty Bank, acting reasonably, has not, prior to the Expiration Date, provided us with written notice that we have failed to comply with certain of our obligations, or are in breach of certain of our representations and warranties, under the applicable Option Framework Agreement on or prior to the Expiration Date, and which failure to comply or breach has not been cured prior to the Expiration Date.

If any of the conditions in Section 7 is not satisfied, we may:

•	terminate either or both Offers and return all tendered Class A Shares and/or Class C Shares to the tendering shareholders;

•

extend either or both Offers and, subject to withdrawal rights as set forth in Section 4, retain all of the Class A Shares and/or Class C Shares until the expiration of the applicable Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offers are open, purchase, through the Counterparty Banks, all of the Class A Shares and/or Class C Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•

delay acceptance for payment or payment, through the Counterparty Banks, for Class A Shares and/or Class C Shares, in each case, subject to applicable law, until satisfaction or waiver of the conditions to the applicable Offer.

For a more detailed discussion of these and other conditions to the Offers, please see Section 7.

What is the role of the Counterparty Banks?

The use of Counterparty Banks in the Offers is to ensure compliance with English law. The Counterparty Banks will act as initial purchasers of the Shares and take actions to facilitate our subsequent purchase of the Shares pursuant to the Counterparty Bank Agreements and the terms and conditions of the Offers set forth in this Offer to Purchase. We will generally make all decisions and determinations with respect to the Offers, including with respect to the satisfaction or waiver of conditions to the Offers set forth in this Offer to Purchase and the acceptance of Shares for purchase by the Counterparty Banks. The only condition to the Offers that will be for the benefit of the Counterparty Banks is that each Counterparty Bank, acting reasonably, has not, prior to the Expiration Date, provided us with written notice that we have failed to comply with certain of our obligations, or are in breach of certain of our representations and warranties, under the applicable Option Framework Agreement on or prior to the Expiration Date, and which failure to comply or breach has not been cured prior to the Expiration Date. See Section 7.

How do I tender my Shares?

If you want to tender all or part of your Class A Shares pursuant to the Class A Offer and/or Class C Shares pursuant to the Class C Offer, you must do one of the following by the Expiration Date:

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Class A Shares and/or Class C Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in either or both Offers. Accordingly, beneficial owners wishing to participate in either or both Offers should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in either or both Offers;

•

if you hold certificates, complete and sign the applicable Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, any certificates for your Class A Shares and/or Class C Shares and any other documents required by the applicable Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offers, at the address appearing on the back cover page of this Offer to Purchase;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, or hold book-entry Shares registered in your own name, tender your Class A Shares and/or Class C Shares according to the procedure for book-entry transfer described in Section 3;

•

if you are a holder of CDIs representing Shares, you should contact your CREST sponsor to obtain the procedures for tendering the Shares underlying your CDIs. Holders of CDIs representing Shares should contact their CREST sponsor in order to determine the times by which such holder must take action in order to participate in either or both Offers;

•

if your Shares are held in either of the Savings Plans, you must follow the separate instructions that will be sent to Savings Plan participants from the agent or trustee of each applicable Savings Plan detailing how to withdraw Shares tendered under the Savings Plans. If you are a participant in either of the Savings Plans, there will be an earlier deadline for accepting the Offers. Participants in the Savings Plans should confirm their deadlines by carefully reading the materials provided to them by the applicable Savings Plan trustee;

•

if you are a holder of vested SARs, vested and earned PSARs or vested Options (together, “Vested SARs and Options”), you may exercise your Vested SARs and Options and tender any of the Class A Shares and/or Class C Shares issued upon such exercise. You must exercise your Vested SARs and Options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the applicable Offer. An exercise of Vested SARs and Options cannot be revoked even if Shares received upon the exercise thereof and tendered in either or both Offers are not purchased in such Offer for any reason; or

•	if you are a holder of RSUs or PSUs, you may only tender the underlying Class A Shares and/or Class C Shares that you have acquired through vesting of RSUs or vesting of earned PSUs.

If you wish to tender your Class A Shares pursuant to the Class A Offer and/or Class C Shares pursuant to the Class C Offer, but (a) the certificates for such Class A Shares and/or Class C Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Class A Shares and/or Class C Shares if you comply with the guaranteed delivery procedures described in Section 3.

All transfers of Shares pursuant to the Offers must be effected by book-entry transfer through the Book-Entry Transfer Facility, except for Shares held in certificated form outside of the Book-Entry Transfer Facility.

No Offers are being made to, and there will be no acceptance of any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary to make the Offers to shareholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Managers is set forth on the back cover of this Offer to Purchase. If you are a holder of CDIs, you should refer to your CREST sponsor to obtain the procedures for tendering the Shares underlying your CDIs. If you are tendering Shares under either of the Savings Plans, you must validly follow the tender instructions provided by the applicable Savings Plan trustee. You may contact the applicable Savings Plan trustee for assistance. See Section 3 and the Instructions to the Letters of Transmittal.

Once I have tendered Shares in the Offers, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered pursuant to either or both Offers at any time prior to the Expiration Date. Please note, however, that if you elect to tender Shares held in the Savings Plans, you will have an earlier deadline for withdrawing Shares you have previously tendered for administrative reasons. Participants in the Savings Plans should confirm their deadlines by carefully reading the materials provided by the applicable Savings Plan trustee. If, following the Expiration Date, we have not accepted for payment, through the Counterparty Banks, the applicable Shares you have tendered, through the Counterparty Banks, to us by one (1) minute after 11:59 P.M., New York City time, on October 7, 2019, you may also withdraw your Class A Shares and/or Class C Shares at any time thereafter. See Section 4.

How do I withdraw Shares I previously tendered?

If you are a registered holder of Class A Shares and/or Class C Shares, to properly withdraw your Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Class A Shares and/or Class C Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for such Shares to be withdrawn have been delivered to the Depositary or if your Class A Shares and/or Class C Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. If you hold CDIs representing Shares, you should contact your CREST sponsor to obtain the procedures for withdrawing any Shares tendered by your CREST sponsor. Participants in the Savings Plans whose Shares are held by the applicable Savings Plan trustee will receive separate instructions detailing how to withdraw Shares tendered under the 401(k) Plan. These instructions will set an earlier deadline for withdrawing the Shares under the Savings Plans for administrative reasons. See Section 4.

In what order will tendered Shares be purchased?

If the terms and conditions of the Offers have been satisfied or waived and, based on the applicable Final Purchase Prices, all Class A Shares properly tendered and not properly withdrawn have an aggregate value of less than $625 million and all Class C Shares properly tendered and not properly withdrawn have an aggregate value of less than $1.875 billion, as applicable, we will purchase, through the Counterparty Banks, all Shares properly tendered at prices at or below the applicable Final Purchase Price and not properly withdrawn.

Class A Offer. Upon the terms and subject to the conditions of the Class A Offer, if, based on the Final Class A Purchase Price, Class A Shares having an aggregate value in excess of $625 million (or such greater amount as we may elect to accept for payment, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization) have been properly tendered at prices at or below the Final Class A Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase, through the Counterparty Banks, Class A Shares in the following order:

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first, we will purchase, through the Counterparty Banks, Odd Lots (as defined in Section 1) of less than 100 Class A Shares at the Final Class A Purchase Price from shareholders who properly tender all of their Class A Shares at or below the Final Class A Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Class A Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference. Tenders of Class A Shares held in the individual accounts in the 401(k) Plan also will not qualify for this preference. SIP Plan participants should reference the SIP Trustee Letter that will be sent for information related to the applicability of this preference;

•	second, after purchasing all Odd Lots that were properly tendered at or below the Final Class A Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Class A Shares that must be purchased if any such Shares are purchased), we will purchase, through the Counterparty Banks, all Class A Shares properly tendered at or below the Final Class A Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Class A Shares; and

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third, only if necessary to permit us to purchase, through the Counterparty Banks, $625 million in value of Class A Shares (or such greater amount as we may elect to purchase, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization), we will purchase, through the Counterparty Banks, Class A Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Class A Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Class A Shares are conditionally tendered must have tendered all of their Class A Shares. Random lot would be facilitated by the Company.

Therefore, because of “Odd Lot” priority, proration and conditional tender provisions described above, all of the Class A Shares that you tender, may not be purchased, even if you tender them at or below the Final Class A Purchase Price. No fractional Class A Shares will be purchased in the Class A Offer. See Section 1 and Section 6.

Class C Offer. Upon the terms and subject to the conditions of the Class C Offer, if, based on the Final Class C Purchase Price, Class C Shares having an aggregate value in excess of $1.875 billion (or such greater amount as we may elect to accept for payment, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization) have been properly tendered at prices at or below the Final Class C Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase, through the Counterparty Banks, Class C Shares in the following order:

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first, we will purchase, through the Counterparty Banks, Odd Lots of less than 100 Class C Shares at the Final Class C Purchase Price from shareholders who properly tender all of their Class C Shares at or below the Final Class C Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Class C Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference. Tenders of Class C Shares held in the individual accounts in the 401(k) Plan also will not qualify for this preference. SIP Plan participants should reference the SIP Trustee Letter that will be sent for information related to the applicability of this preference;

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second, after purchasing all Odd Lots that were properly tendered at or below the Final Class C Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Class C Shares that must be purchased if any such Shares are purchased), we will purchase, through the Counterparty Banks, all Class C Shares properly tendered at or below the Final Class C Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Class C Shares; and

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third, only if necessary to permit us to purchase, through the Counterparty Banks, $1.875 billion in value of Class C Shares (or such greater amount as we may elect to purchase, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization), we will purchase, through the Counterparty Banks, Class C Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Class C Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Class C Shares are conditionally tendered must have tendered all of their Class C Shares. Random lot would be facilitated by the Company.

Therefore, because of “Odd Lot” priority, proration and conditional tender provisions described above, all of the Class C Shares that you tender, may not be purchased, even if you tender them at or below the Final Class C Purchase Price. No fractional Class C Shares will be purchased in the Class C Offer. See Section 1 and Section 6.

If I own fewer than 100 Class A Shares and/or fewer than 100 Class C Shares and I tender all of my Shares, will I be subject to proration?

If you (i) own, beneficially or of record, fewer than 100 Class A Shares or 100 Class C Shares, in each case, in the aggregate; (ii) properly tender all of these Shares at or below the applicable Final Purchase Price and do not properly withdraw them before the applicable Expiration Date; and (iii) complete the section(s) entitled “Odd Lots” in the applicable Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase, through the Counterparty Banks, all of your Shares without subjecting them to the proration procedure. Notwithstanding the foregoing, you will not be entitled to the Odd Lot preference with respect to Shares tendered under the 401(k) Plan. SIP Plan participants should reference the SIP Trustee Letter that will be sent for information related to the applicability of the Odd Lot preference. See Section 1.

Has the Company or its Board of Directors adopted a position on the Offers?

Our Board of Directors has authorized the Offers in accordance with the terms and conditions of the Offers set forth in this Offer to Purchase and the Counterparty Bank Agreements. However, none of the Company, the members of our Board of Directors, the Counterparty Banks, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. We cannot predict how our Shares will trade after the Expiration Date, and it is possible that our share price will trade above the applicable Final Purchase Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you read carefully the information in this Offer to Purchase, the applicable Letter of Transmittal and the other related materials that constitute part of the Offers, including our reasons for the Offers, before taking any action with respect to the Offers. See Section 2. In addition, you should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Will the Company’s directors and executive officers tender Shares in the Offers?

Our directors and executive officers have informed us that they will not tender any of their Shares in the Offers. As a result, the Offers will increase the proportional holdings of our directors and executive officers. However, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the applicable Final Purchase Price. See Section 11.

How will the Offers affect the voting power of the Company’s Chairman and our Chief Executive Officer, President and Vice Chairman?

If, at the minimum Final Class A Purchase Price of $25.25 per Class A Share, a maximum of 24,752,475 Class A Shares are purchased in the Class A Offer, our Chairman, John C. Malone, who beneficially owned Shares (including Shares purchasable upon exercise of options) representing approximately 28.3% of our aggregate voting power as of August 1, 2019, would beneficially own Shares representing approximately 30.6% of our aggregate voting power. In addition, if, at the minimum Final Class A Purchase Price of $25.25 per Class A Share, a maximum of 24,752,475 Class A Shares are purchased in the Class A Offer, our Chief Executive Officer, President and Vice Chairman, Michael T. Fries, who beneficially owned Shares (including Shares purchasable upon exercise of options) representing approximately 7.0% of our aggregate voting power as of August 1, 2019, would beneficially own Shares representing approximately 7.6% of our aggregate voting power. See Section 2.

If I decide not to tender, how will the Offers affect my Shares?

Shareholders who decide not to tender will own a greater percentage interest in the Class A Shares and/or Class C Shares, as applicable, following the consummation of the Offers. See Section 2.

Following the Offers, will you continue as a public company?

Yes. The Class A Shares and Class C Shares will continue to be authorized for quotation on NASDAQ and we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will I be paid for the Shares I tender?

Each Counterparty Bank, acting as principal and not as agent, nominee or trustee, will use cash on hand to pay the applicable Final Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for its respective allocation of the Shares properly tendered and not properly withdrawn pursuant to the Counterparty Bank Agreements and the terms and conditions of the Offers set forth in this Offer to Purchase. In turn, each Counterparty Bank shall sell, and Liberty Global shall purchase from each Counterparty Bank, such Shares at a price equal to the applicable Final Purchase Price (along with certain other costs) pursuant to the Counterparty Bank Agreements and the terms and conditions of the Offers set forth in this Offer to Purchase.

If you are a participant in the 401(k) Plan, you should be aware that the 401(k) Plan is prohibited from selling Shares to us for a price less than “adequate consideration.” More information on this potential limitation is provided in the 401(k) Trustee Letter. Similarly, if you are a participant in the SIP Plan, you should review the SIP Trustee Letter that will be sent for information on any limitations related to the tender of Shares held under the SIP Plan.

As noted above, we intend to pay for the purchase of the Shares from the Counterparty Banks with existing cash and cash equivalents, including cash proceeds received from the Vodafone Transaction, which closed on July 31, 2019.

We will announce the preliminary results of the Offers, including price and preliminary information about any expected proration, on the next business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Prices and, through the Counterparty Banks, to begin paying for tendered Shares until after the Expiration Date. We, through the Counterparty Banks, will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I hold CDIs representing Shares, how do I participate in the Offers?

If you are a holder of CDIs representing Shares, you should refer to your CREST sponsor to obtain the procedures for tendering the Shares underlying your CDIs. Holders of CDIs representing Shares should contact their CREST sponsor in order to determine the times by which such holder must take action in order to participate in either or both Offers.

If I hold Shares in either of the Savings Plans, how do I participate in the Offers?

Participants in the Savings Plans whose Shares are held by either of the Savings Plan trustees participating in the Offers may not use the Letters of Transmittal to direct the tender of Shares held in the plan account but instead must follow the separate instructions that will be provided in the 401(k) Trustee Letter or SIP Trustee Letter, as applicable. With regard to the 401(k) Trustee Letter, these instructions will require that a 401(k) Plan participant who wishes to tender Shares held under the 401(k) Plan complete and execute a direction form for each applicable Offer (the “401(k) Direction Form”). The applicable 401(k) Direction Form(s) will be provided with the 401(k) Trustee Letter, which will include instructions as to where to send the 401(k) Direction Form(s). Similarly, SIP Plan participants should follow the separate instructions provided in the SIP Trustee Letter, which will require that a SIP Plan participant complete a tender form for each applicable Offer (the “SIP Tender Form”) in order to properly tender Shares held in the SIP Plan. The SIP Tender Form(s) will be provided with the SIP Trustee Letter. For administrative reasons, the deadline for submitting instructions under either of the Savings Plans will be earlier than the expiration date of the Offers. Participants in the Savings Plans should confirm their deadlines by carefully reading the materials provided to them by the applicable Savings Plan trustee. See Section 3.

If I am a holder of Vested SARs and Options, how do I participate in the Offers?

If you are a holder of Vested SARs and Options, you may exercise your Vested SARs and Options and tender any Shares issued upon such exercise. You must exercise your Vested SARs and Options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of Vested SARs and Options cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offers are not purchased in the Offers for any reason. The Offers are not extended to SARs, PSARs or Options that have not vested and/or been earned, as applicable, and tenders of such unvested and/or unearned SARs, PSARs or Options will not be accepted. See Section 3.

If I am a holder of RSUs or PSUs, how do I participate in the Offers?

The Offers are not extended to RSUs or PSUs that have not vested, been earned, or been paid out, and tenders of such unvested RSUs or PSUs will not be accepted. If you hold Shares that you have acquired through the vesting of RSUs or vesting of earned PSUs, such Shares may be tendered in the Offers. See Section 3.

What is the last reported sale price of my Shares?

The Class A Shares and the Class C Shares are listed and traded on NASDAQ under the symbol “LBTYA” and “LBTYK,” respectively. On August 9, 2019, the last full trading day before the commencement of the Offers, the last reported sale price of the Class A Shares and the Class C on NASDAQ was $25.98 per Class A Share and $25.85 per Class C Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Class A Shares and/or Class C Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Class A Shares and/or Class C Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. Participants in the Savings Plans whose Shares are held by the applicable Savings Plan trustee will not incur any additional brokerage commissions. See the Introduction and Section 3.

Will I have to pay share transfer tax if I tender my Shares?

If you tender your Shares properly in accordance with the terms of the Offers and instruct the Depositary in the applicable Letter of Transmittal to make the payment for tendered Shares to the registered holder of such Shares, you will not bear the cost of share transfer taxes applicable to the transfer of your Shares, if any. If, however, you do not tender your Shares properly in accordance with the terms of the Offers, and/or if you give special instructions to the Depositary in connection with your tender of Shares, and/or if tendered certificates for Shares are registered in the name of someone other than the person signing the applicable Letter of Transmittal, then the cost of any share transfer taxes arising as a result will be borne by you. See Section 5 and Instruction 7 of the applicable Letter of Transmittal.

For certain considerations relating to U.K. stamp duty and stamp duty reserve tax, see Section 13.

What are the U.S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 13 for a more detailed discussion of the tax treatment of the Offers. Special tax consequences may apply with respect to Shares tendered through the Savings Plans. We urge you to consult your tax advisor as to the particular tax consequences to you of the Offers.

Whom should I contact with questions about the Offers?

The Information Agent or the Dealer Managers can help answer your questions. The Information Agent is Innisfree M&A Incorporated, and the Dealer Managers are Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc. Their contact information is set forth below. The Offer to Purchase will be sent to participants in the Savings Plans for informational purposes only. If a participant in either of the Savings Plans has any questions relating to the Offers or the number of Shares held in his or her Savings Plan account, the participant should contact the party set forth in the 401(k) Trustee Letter or SIP Trustee Letter, as applicable.

The Information Agent for the Offers is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call U.S. Local: (212) 750-5833

The Dealer Managers for the Offers are:

Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, New York 10010 Call Toll-Free: (800) 318-8219 Call U.S. Local: (212) 538-4581	HSBC Securities (USA) Inc. 452 Fifth Avenue New York, New York 10018 Call Toll-Free: (888) 472-2456 Call U.S. Local: (212) 525-3672

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future performance and our business. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” as well as variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees and involve certain risks, uncertainties and assumptions that are difficult to predict. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2019. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:

•	our ability to complete the Offers;

•	the price and time at which we may make any additional Share repurchases following completion of the Offers and the number of Shares acquired in such repurchases;

•	economic and business conditions and industry trends in the countries in which we or our affiliates operate;

•	the competitive environment in the industries in the countries in which we or our affiliates operate, including competitor responses to our products and services;

•	fluctuations in currency exchange rates and interest rates;

•	instability in global financial markets, including sovereign debt issues and related fiscal reforms;

•	consumer disposable income and spending levels, including the availability and amount of individual consumer debt;

•	changes in consumer television viewing preferences and habits;

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consumer acceptance of our existing service offerings, including our cable television, broadband internet, fixed-line telephony, mobile and business service offerings, and of new technology, programming alternatives and other products and services that we may offer in the future;

•	our ability to manage rapid technological changes;

•	our ability to maintain or increase the number of subscriptions to our cable television, broadband internet, fixed-line telephony and mobile service offerings and our average revenue per household;

•	our ability to provide satisfactory customer service, including support for new and evolving products and services;

•	our ability to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers;

•	the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital;

•	changes in, or failure or inability to comply with, government regulations in the countries in which we or our affiliates operate and adverse outcomes from regulatory proceedings;

•	government intervention that requires opening our broadband distribution networks to competitors, such as the obligations imposed in Belgium;

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our ability to obtain regulatory approval and satisfy other conditions necessary to close acquisitions and dispositions (including the pending disposition of UPC Switzerland) and the impact of conditions imposed by competition and other regulatory authorities in connection with acquisitions;

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our ability to successfully acquire new businesses and, if acquired, to integrate, realize anticipated efficiencies from, and implement our business plan with respect to, the businesses we have acquired or that we expect to acquire;

•	changes in laws or treaties relating to taxation, or the interpretation thereof, in the U.K., the U.S. or in other countries in which we or our affiliates operate;

•	changes in laws and government regulations that may impact the availability and cost of capital and the derivative instruments that hedge certain of our financial risks;

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the ability of suppliers and vendors (including our third-party wireless network providers under our mobile virtual network operator arrangements) to timely deliver quality products, equipment, software, services and access;

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the availability of attractive programming for our video services and the costs associated with such programming, including retransmission and copyright fees payable to public and private broadcasters;

•	uncertainties inherent in the development and integration of new business lines and business strategies;

•	our ability to adequately forecast and plan future network requirements, including the costs and benefits associated with our network extension programs;

•	the availability of capital for the acquisition and/or development of telecommunications networks and services;

•	problems we may discover post-closing with the operations, including the internal controls and financial reporting process, of businesses we acquire;

•	the leakage of sensitive customer data;

•	the outcome of any pending or threatened litigation;

•	the loss of key employees and the availability of qualified personnel;

•	changes in the nature of key strategic relationships with partners and joint venturers;

•	our equity capital structure; and

•	events that are outside of our control, such as political unrest in international markets, terrorist attacks, malicious human acts, natural disasters, pandemics and other similar events.

The broadband distribution and mobile service industries are changing rapidly, and, therefore, our forward-looking statements of expectations, plans and intent are subject to a significant degree of risk.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

INTRODUCTION

To the holders of our Class A Shares (as defined below) and our Class C Shares (as defined below):

We invite our shareholders to tender (i) up to $625 million in value of our Class A ordinary shares, nominal value $0.01 per share (each, a “Class A Share”), for purchase by Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., each acting as principal (each, a “Counterparty Bank,” and together, the “Counterparty Banks”), at a price not greater than $29.00 nor less than $25.25 per Class A Share (the “Class A Offer”), and (ii) up to $1.875 billion in value of our Class C ordinary shares, nominal value $0.01 per share (each, a “Class C Share,” and the Class A Shares, individually or collectively with the Class C Shares, as appropriate, the “Shares”), for purchase by the Counterparty Banks at a price not greater than $28.50 nor less than $24.75 per Class C Share (the “Class C Offer”), in each case, to the seller in cash, less any applicable withholding taxes and without interest. We sometimes refer to the Class A Offer and Class C Offer collectively as the “Offers” and individually as an “Offer.” Each Offer will be conducted upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the applicable Letter of Transmittal (together with any amendments or supplements thereto, each, a “Letter of Transmittal” or collectively, the “Letters of Transmittal”) and in other related materials as may be amended or supplemented from time to time.

To ensure compliance with English law, any Shares purchased in the Offers will initially be purchased by a Counterparty Bank, acting as a principal and not as an agent, nominee or trustee. In turn, each Counterparty Bank shall sell, and Liberty Global shall purchase from the applicable Counterparty Bank, such Shares at a price equal to the price paid by such Counterparty Bank in the relevant Offer (along with certain other costs). The Shares to be purchased by the Counterparty Banks will be allocated equally between the Counterparty Banks in accordance with the Option Framework Agreements (as defined below). The Company intends to cancel the Shares so purchased by it from the Counterparty Banks.

Our purchase of Shares from the Counterparty Banks will be governed by the Master Put/Call Agreements entered into by the Company and each of the Counterparty Banks, each dated August 9, 2019 (the “Master Put/Call Agreements”), pursuant to which each Counterparty Bank has the right to require the Company to purchase from the relevant Counterparty Bank, and the Company has the right to require each Counterparty Bank to sell to the Company, the Shares purchased by such Counterparty Bank in the Offers. The specific terms of the purchase by the Counterparty Banks of the Shares in the Offers pursuant to the Master Put/Call Agreements will be governed by the Option Framework Agreements between the Company and each of the Counterparty Banks, each dated August 9, 2019 (the “Option Framework Agreements”), pursuant to which each Counterparty Bank will purchase the Shares as principals (not as agents, nominees or trustees). In this Offer to Purchase, we sometimes refer to the Master Put/Call Agreements and the Option Framework Agreements, collectively as the “Counterparty Bank Agreements.” The Counterparty Banks are acting as principals in connection with the Offers and independently from each other, and their respective obligations under the applicable Counterparty Bank Agreement are several and not joint.

The Counterparty Banks will initially purchase their respective allocated portion of the Shares and take actions to facilitate our subsequent purchase of the Shares pursuant to the Counterparty Bank Agreements and the terms and conditions of the Offers set forth in this Offer to Purchase, and we will generally make all decisions and determinations with respect to the Offers, including with respect to the satisfaction or waiver of conditions to the Offers set forth in this Offer to Purchase and the acceptance of Shares for purchase by the Counterparty Banks. See Section 7. In this Offer to Purchase, we sometimes refer to our purchases of the Shares “through the Counterparty Banks,” which refers to the initial purchase of Shares in the Offers by the Counterparty Banks and our subsequent purchase of the same Shares pursuant to the Counterparty Bank Agreements and the terms and conditions of the Offers as set forth in this Offer to Purchase. In no circumstances will we purchase Shares in connection with the Offers other than from the Counterparty Banks pursuant to the Counterparty Bank Agreements.

Upon the terms and subject to the conditions of the Class A Offer, we will determine a single per share price for the Class A Shares that are properly tendered and not properly withdrawn from the Class A Offer, taking into account the total number of Class A Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders. This single per share price for Class A Shares (the “Final Class A Purchase Price”) will be the lowest single purchase price, not greater than $29.00 nor less than $25.25 per Class A Share, that would allow us to purchase, through the Counterparty Banks, $625 million in value of Class A Shares, or a lower amount, depending on the number of Class A Shares properly tendered and not properly withdrawn.

Upon the terms and subject to the conditions of the Class C Offer, we will determine a single per share price for the Class C Shares that are properly tendered and not properly withdrawn from the Class C Offer, taking into account the total number of Class C Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders. This single per share price for Class C Shares (the “Final Class C Purchase Price”) will be the lowest single purchase price, not greater than $28.50 nor less than $24.75 per Class C Share, that would allow us to purchase, through the Counterparty Banks, $1.875 billion in value of Class C Shares, or a lower amount, depending on the number of Class C Shares properly tendered and not properly withdrawn. We sometimes refer to the Final Class A Purchase Price and Final Class C Purchase Price collectively as the “Final Purchase Prices” and individually as the “Final Purchase Price.” The Final Purchase Prices will be denominated in U.S. dollars, and the obligation to make payment of amounts owing to a depositing shareholder whose shares are accepted for payment will be made in U.S. dollars.

No Class A Shares and/or Class C Shares tendered at prices in excess of the applicable Final Purchase Price will be purchased. If the price at which you tender your Class A Shares and/or Class C Shares in the applicable Offer exceeds the applicable Final Purchase Price, such Shares will not be purchased in the applicable Offer and will be returned to you promptly after the Expiration Date. If you are a participant in the Liberty Global 401(k) Savings and Stock Ownership Plan (the “401(k) Plan”) you should be aware that the 401(k) Plan is prohibited from selling Shares to us for a price less than “adequate consideration.” More information on this potential limitation is provided in the letter to the 401(k) Plan participants being sent by the trustee of the 401(k) Plan (the “401(k) Trustee Letter”). If you are a participant in the 401(k) Plan, you should review the 401(k) Trustee Letter with the other materials provided by the 401(k) Plan trustee. Similarly, if you hold Shares in the Virgin Media Inc. Share Incentive Plan (the “SIP Plan”), you should reference the separate communication that will be sent by the trustee of the SIP Plan (the “SIP Trustee Letter”) for information on any limitations related to the tender of Shares held under the SIP Plan.

All of the Class A Shares and/or Class C Shares tendered at or below the applicable Final Purchase Price, may not be purchased, because of proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase.

Upon the terms and subject to the conditions of the Class A Offer, if, based on the Final Class A Purchase Price, all Class A Shares properly tendered and not properly withdrawn have an aggregate value of less than $625 million, we will purchase, through the Counterparty Banks, all Class A Shares properly tendered at or below the Final Class A Purchase Price and not properly withdrawn prior to the Expiration Date. All Class A Shares acquired, if any, in the Class A Offer will be acquired at the Final Class A Purchase Price, including those Class A Shares tendered at a price lower than the Final Class A Purchase Price. Only Class A Shares properly tendered at prices at or below the Class A Final Purchase Price, and not properly withdrawn, will be purchased. If, based on the Final Class A Purchase Price, all Class A Shares properly tendered and not properly withdrawn have an aggregate value in excess of $625 million, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, all of the Class A Shares tendered at or below the Final Class A Purchase Price may not be purchased. Class A Shares not purchased in the Class A Offer will be returned to the tendering shareholders promptly after the Expiration Date.

Upon the terms and subject to the conditions of the Class C Offer, if, based on the Final Class C Purchase Price, all Class C Shares properly tendered and not properly withdrawn have an aggregate value of less than

$1.875 billion, we will purchase, through the Counterparty Banks, all Class C Shares properly tendered at or below the Final Class C Purchase Price and not properly withdrawn prior to the Expiration Date. All Class C Shares acquired, if any, in the Class C Offer will be acquired at the Final Class C Purchase Price, including those Class C Shares tendered at a price lower than the Final Class C Purchase Price. Only Class C Shares properly tendered at prices at or below the Class C Final Purchase Price, and not properly withdrawn, will be purchased. If, based on the Final Class C Purchase Price, all Class C Shares properly tendered and not properly withdrawn have an aggregate value in excess of $1.875 billion, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, all of the Class C Shares tendered at or below the Final Class C Purchase Price may not be purchased. Class C Shares not purchased in the Class C Offer will be returned to the tendering shareholders promptly after the Expiration Date.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range for the Shares and to increase or decrease the aggregate value of Class A Shares and/or Class C Shares sought in each Offer, in each case subject to applicable law and the authority of the Company to conduct the purchase of its ordinary shares in the capital of Liberty Global as approved by the shareholders of the Company at its annual general meeting of shareholders held on June 11, 2019 (the “2019 Shareholder Authorization”). In accordance with the rules of the SEC and subject to the 2019 Shareholder Authorization, if Class A Shares having an aggregate value in excess of $625 million and/or Class C Shares having an aggregate value in excess of $1.875 billion, in each case, are properly tendered in the applicable Offer at or below the applicable Final Purchase Price and not properly withdrawn, we may increase the number of Class A Shares and/or Class C Shares accepted for payment, through the Counterparty Banks, in the applicable Offer by no more than 2% of the outstanding Class A Shares and/or Class C Shares without extending the applicable Offer. See Section 1.

If you are a holder of vested share appreciation rights (“SARs”), performance-based share appreciation Rights (“PSARs”) or stock options (including CSOP and penny options) (“Options”), (with vested SARs, PSARs and Options, together, “Vested SARs and Options”), you may exercise your Vested SARs and Options and tender any of the Class A Shares and/or Class C Shares issued upon exercise. You must exercise your Vested SARs and Options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of Vested SARs and Options cannot be revoked, however, if such Shares received upon the exercise thereof and tendered in either or both Offers are not purchased in the applicable Offer for any reason.

THE OFFERS ARE NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFERS ARE, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFERS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFERS SET FORTH IN THIS OFFER TO PURCHASE AND THE COUNTERPARTY BANK AGREEMENTS. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE COUNTERPARTY BANKS, CREDIT SUISSE SECURITIES (USA) LLC (“CREDIT SUISSE”) OR HSBC SECURITIES (USA) INC. (“HSBC,” AND TOGETHER WITH CREDIT SUISSE, THE “DEALER MANAGERS”), INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE OFFERS (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFERS (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFERS. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE APPLICABLE

LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR THE OFFERS, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFERS. SEE SECTION 2.

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offers by the Counterparty Banks, the Dealer Managers, the Information Agent and the Depositary. See Section 15.

As of August 1, 2019, we had 205,370,209 issued and outstanding Class A Shares, 12,157,826 issued and outstanding Class B ordinary shares, nominal value $0.01 per share (each, a “Class B Share”), and 513,200,439 issued and outstanding Class C Shares. As of August 1, 2019, there were 66,631,989 shares remaining available for issuance under the Liberty Global 2014 Incentive Plan (amended and restated effective June 11, 2019) (the “2014 Incentive Plan”), 8,662,113 shares remaining available for issuance under the Liberty Global 2014 Nonemployee Director Incentive Plan (the “2014 Director Incentive Plan” and together with the 2014 Incentive Plan, the “2014 Equity Incentive Plans”), and approximately 24,459,258 Class A Shares and 50,078,967 Class C Shares were subject to currently outstanding Options, SARs, PSARs, restricted share units (“RSUs”) and performance-based restricted share units (“PSUs”) awarded under the 2014 Equity Incentive Plans. There were also 2,012,433 options outstanding under the Virgin Media Sharesave Plan and the Virgin Media Sharesave (Ireland) Plan (together, the “Sharesave Plans”) as of August 1, 2019, which are not yet vested and exercisable. Prior to March 2014, such awards were granted under the Liberty Global 2005 Incentive Plan (as amended and restated effective June 7, 2013) (the “2005 Incentive Plan”) and the 2005 Liberty Global Inc. Nonemployee Director Incentive Plan (the “2005 Director Incentive Plan”). In addition, we assumed the Virgin Media 2010 Incentive Plan when we acquired Virgin Media in 2013 (the “2010 Virgin Media Plan,” and together with the 2005 Incentive Plan and the 2005 Director Incentive Plan, the “Prior Equity Incentive Plans”). As of the January 30, 2014 approval of the 2014 Equity Incentive Plans, no further awards are granted under the Prior Equity Incentive Plans, and as of August 1, 2019, an aggregate of 4,041,420 Class A Shares and 10,927,659 Class C Shares remained outstanding under the Prior Equity Incentive Plans, which includes 284,553 vested and outstanding stock options (including CSOP and penny options) (“Options”) under the 2010 Virgin Media Plan. See Section 11.

At the maximum Final Class A Purchase Price of $29.00 per Class A Share, 21,551,724 Class A Shares could be purchased in the Class A Offer if it is fully subscribed, which would represent approximately 10.5% of the issued and outstanding Class A Shares as of August 1, 2019. At the minimum Final Class A Purchase Price of $25.25 per Class A Share, 24,752,475 Class A Shares could be purchased in the Class A Offer if it is fully subscribed, which would represent approximately 12.1% of the issued and outstanding Class A Shares as of August 1, 2019.

At the maximum Final Class C Purchase Price of $28.50 per Class C Share, 65,789,473 Class C Shares could be purchased in the Class C Offer if it is fully subscribed, which would represent approximately 12.8% of the issued and outstanding Class C Shares as of August 1, 2019. At the minimum Final Class C Purchase Price of $24.75 per Class C Share, 75,757,575 Class C Shares could be purchased in the Class C Offer if it is fully subscribed, which would represent approximately 14.8% of the issued and outstanding Class C Shares as of August 1, 2019.

Assuming that the Class A Offer and the Class C Offer are fully subscribed, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offers, will be approximately $2.5 billion.

All Class A Shares and/or Class C Shares acquired, if any, in the applicable Offer will be acquired at the applicable Final Purchase Price, including those Class A Shares and/or Class C Shares tendered at a price lower than the applicable Final Purchase Price. Only Shares properly tendered at prices at or below the applicable Final Purchase Price, and not properly withdrawn, will be purchased. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 11.

Credit Suisse Securities (USA) LLC (“Credit Suisse”) is acting for the Company as a co-dealer manager in connection with the Offers and is not advising, or acting for, any other person and will not be responsible to any person other than the Company for providing the protections afforded to the clients of Credit Suisse or for providing advice in relation to the Offers or any other matters or arrangements referred to or contained in this Offer to Purchase.

HSBC Securities (USA) Inc. (“HSBC”) is acting for the Company as a co-dealer manager in connection with the Offers and is not advising, or acting for, any other person and will not be responsible to any person other than the Company for providing the protections afforded to the clients of HSBC or for providing advice in relation to the Offers or any other matters or arrangements referred to or contained in this Offer to Purchase. We sometimes refer to Credit Suisse and HSBC as the “Dealer Managers” and each, a “Dealer Manager.”

Credit Suisse and HSBC do not accept any responsibility or liability whatsoever for the contents of this Offer to Purchase, and no representation or warranty, express or implied, is made by Credit Suisse or HSBC in relation to the contents of this Offer to Purchase, including its accuracy, completeness or verification or for any other statement made or purported to be made by it, or on its behalf, in connection with the Company or the Offers. To the fullest extent permissible Credit Suisse and HSBC accordingly disclaim all and any responsibility or liability whether arising in tort, contract or otherwise (except as provided above) which it might otherwise have in respect of the contents of this Offer to Purchase or any such statement.

The addresses and phone numbers for our principal executive offices are: Griffin House, 161 Hammersmith Road, London W6 8BS, United Kingdom (telephone number: +44 (208) 483-6449 or (303) 220-6600).

THE OFFERS

1.	Number of Shares; Price; Proration

Upon the terms and subject to the conditions of the Class A Offer, we will purchase, through the Counterparty Banks, up to $625 million in value of Class A Shares, or a lower amount, depending on the number of Class A Shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Class A Offer, if, based on the Final Class A Purchase Price, all Class A Shares properly tendered at or below the Final Class A Purchase Price and not properly withdrawn prior to the Expiration Date have an aggregate value of less than $625 million, we will purchase, through the Counterparty Banks, all Class A Shares properly tendered and not properly withdrawn. If, based on the Final Class A Purchase Price, all Class A Shares properly tendered and not properly withdrawn have an aggregate value in excess of $625 million, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, all of the Class A Shares tendered at or below the Final Class A Purchase Price may not be purchased. Class A Shares not purchased in the Class A Offer will be returned to the tendering shareholders promptly after the Expiration Date. See Section 1 (Priority of Purchases).

Upon the terms and subject to the conditions of the Class C Offer, we will purchase, through the Counterparty Banks, up to $1.875 billion in value of Class C Shares, or a lower amount, depending on the number of Class C Shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Class C Offer, if, based on the Final Class C Purchase Price, all Class C Shares properly tendered at or below the Final Class C Purchase Price and not properly withdrawn prior to the Expiration Date have an aggregate value of less than $1.875 billion, we will purchase, through the Counterparty Banks, all Class C Shares properly tendered and not properly withdrawn. If, based on the Final Class C Purchase Price, all Class C Shares properly tendered and not properly withdrawn have an aggregate value in excess of $1.875 billion, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, all of the Class C Shares tendered at or below the Final Class C Purchase Price may not be purchased. Class C Shares not purchased in the Class C Offer will be returned to the tendering shareholders promptly after the Expiration Date. See Section 1 (Priority of Purchases).

The term “Expiration Date,” when used with reference to either Offer, means one (1) minute after 11:59 P.M., New York City time, on September 9, 2019, unless and until we, in our sole discretion, shall have extended the period of time during which such Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which such Offer, as so extended by us, shall expire or unless we terminate such Offer. When used together with a specific time, the term Expiration Date refers to the date on which the applicable Offer expires. In the unlikely event the Offers have different Expiration Dates (e.g., due to an extension of one Offer and not the other), “Expiration Date” shall mean the applicable Expiration Date as the context shall so require. See Section 14 for a description of our right to extend, delay, terminate or amend the Offers.

In accordance with Instruction 5 of the yellow Letter of Transmittal for Class A Shares, shareholders desiring to tender Class A Shares must either (i) specify that they are willing to sell their Class A Shares to us, through the Counterparty Banks, at the Final Class A Purchase Price (which could result in the tendering shareholder receiving a purchase price per Class A Share as low as $25.25, the low end of the price range in the Class A Offer, less any applicable withholding taxes and without interest) or (ii) specify the price or prices, not greater than $29.00 nor less than $25.25 per Class A Share, at which they are willing to sell their Class A Shares to us, through the Counterparty Banks, in the Class A Offer. In the event that a shareholder specifies such a purchase price or purchase prices that exceeds the Final Class A Purchase Price, the Class A Shares of such shareholder will not be purchased. Prices may be specified in multiples of $0.25. Promptly following the Expiration Date, we will determine the Final Class A Purchase Price that we will pay, through the Counterparty Banks, for Class A Shares properly tendered and not properly withdrawn, taking into account the number of Class A Shares tendered and the prices specified, or deemed specified, by tendering shareholders. The Final Class A Purchase Price will be a single per share price not greater than $29.00 nor less than $25.25 per Class A Share, that would allow us to purchase, through the Counterparty Banks, $625 million in value of Class A Shares, or a lower amount, depending on the number of Class A Shares properly tendered and not properly withdrawn.

In accordance with Instruction 5 of the grey Letter of Transmittal for Class C Shares, shareholders desiring to tender Class C Shares must either (i) specify that they are willing to sell their Class C Shares to us, through the Counterparty Banks, at the Final Class C Purchase Price (which could result in the tendering shareholder receiving a purchase price per Class C Share as low as $24.75, the low end of the price range in the Class C Offer, less any applicable withholding taxes and without interest) or (ii) specify the price or prices, not greater than $28.50 nor less than $24.75 per Class C Share, at which they are willing to sell their Class C Shares to us, through the Counterparty Banks, in the Class C Offer. In the event that a shareholder specifies such a purchase price or purchase prices that exceeds the Final Class C Purchase Price, the Class C Shares of such shareholder will not be purchased. Prices may be specified in multiples of $0.25. Promptly following the Expiration Date, we will determine the Final Class C Purchase Price that we will pay, through the Counterparty Banks, for Class C Shares properly tendered and not properly withdrawn, taking into account the number of Class C Shares tendered and the prices specified, or deemed specified, by tendering shareholders. The Final Class C Purchase Price will be a single per share price not greater than $28.50 nor less than $24.75 per Class C Share, that would allow us to purchase, through the Counterparty Banks, $1.875 billion in value of Class C Shares, or a lower amount, depending on the number of Class C Shares properly tendered and not properly withdrawn.

We will pay, through the Counterparty Banks, the applicable Final Purchase Price for all Shares purchased in the Offers, in each case, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Any Class A Shares or Class C Shares at a price in excess of the applicable Final Purchase Price will not be purchased.

If you specify that you are willing to sell your Class A Shares to us, through the Counterparty Banks, at the Final Class A Purchase Price (which could result in you receiving a purchase price per Class A Share as low as $25.25, the low end of the price range in the Class A Offer, less any applicable withholding taxes and without interest), your Class A Shares will be deemed to be tendered at $25.25 per share, which is the low end of the price range in the Class A Offer, for purposes of determining the Final Class A Purchase Price. You should understand that this election may effectively lower the Final Class A Purchase Price and could result in your Class A Shares being purchased at $25.25 per share, which is the low end of the price range in the Class A Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Class A Shares on the NASDAQ Global Select Market (“NASDAQ”) on August 9, 2019, the last full trading day prior to the commencement of the Class A Offer, which was $25.98 per Class A Share, and could be below the last reported sale price of the Class A Shares on NASDAQ on the Expiration Date.

If you specify that you are willing to sell your Class C Shares to us, through the Counterparty Banks, at the Final Class C Purchase Price (which could result in you receiving a purchase price per Class C Share as low as $24.75, the low end of the price range in the Class C Offer, less any applicable withholding taxes and without interest), your Class C Shares will be deemed to be tendered at $24.75 per share, which is the low end of the price range in the Class C Offer, for purposes of determining the Final Class C Purchase Price. You should understand that this election may effectively lower the Final Class C Purchase Price and could result in your Class C Shares being purchased at $24.75 per share, which is the low end of the price range in the Class C Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Class C Shares on NASDAQ on August 9, 2019, the last full trading day prior to the commencement of the Class C Offer, which was $25.85 per Class C Share, and could be below the last reported sale price of the Class C Shares on NASDAQ on the Expiration Date.

We will announce the Final Purchase Prices by press release as promptly as practicable after they have been determined. Such press release will also be filed as an amendment to our Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) that we have filed with the Securities and Exchange Commission (the “SEC”) relating to the Offers. We do not expect, however, to announce the final results of any proration or the Final Purchase Prices and to begin paying, through the Counterparty Banks, for tendered Shares until after the Expiration Date.

We, through the Counterparty Banks, will only purchase Shares properly tendered at prices at or below the applicable Final Purchase Price and not properly withdrawn. If, based on the applicable Final Purchase Price, all Class A Shares and all Class C Shares, in each case, properly tendered and not properly withdrawn have an aggregate value in excess of $625 million and $1.875 billion, as applicable, all of the Class A Shares and/or Class C Shares tendered at or below the applicable Final Purchase Price, may not be purchased, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase. We will return all Class A Shares and/or Class C Shares tendered and not purchased pursuant to the Offers, including Class A Shares and/or Class C Shares tendered at prices in excess of the applicable Final Purchase Price and Class A Shares and/or Class C Shares not purchased because of proration or conditional tenders, to the tendering shareholders at our expense promptly following the Expiration Date.

By following the Instructions to the Letters of Transmittal, shareholders can specify different minimum purchase prices for specified portions of their Class A Shares and/or Class C Shares, but a separate Letter of Transmittal must be submitted for Class A Shares and/or Class C Shares tendered at each respective price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offers. In the event a shareholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range for the Shares and to increase or decrease the number of Shares sought in each Offer, in each case subject to applicable law and the 2019 Shareholder Authorization. In accordance with the rules of the SEC and subject to the 2019 Shareholder Authorization, if Class A Shares having an aggregate value in excess of $625 million and/or Class C Shares having an aggregate value in excess of $1.875 billion, in each case, are properly tendered and not properly withdrawn in the applicable Offer at or below the applicable Final Purchase Price, we may increase the number of Class A Shares and/or Class C Shares accepted for payment, through the Counterparty Banks, in the applicable Offer by no more than 2% of the outstanding Class A Shares and/or Class C Shares, as applicable, without extending the applicable Offer. However, if we, through the Counterparty Banks, purchase an additional number of Class A Shares and/or Class C Shares in excess of 2% of the outstanding Class A Shares and/or Class C Shares, we will amend and extend the applicable Offer to the extent required by applicable law. See Section 14.

In the event of an over-subscription of either or both Offers as described below, Shares tendered at or below the applicable Final Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as described below. The proration periods and withdrawal rights also expire on the Expiration Date.

THE OFFERS ARE NOT CONDITIONED ON OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFERS ARE, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases

If the terms and conditions of the Offers have been satisfied or waived and, based on the applicable Final Purchase Prices, all Class A Shares properly tendered and not properly withdrawn have an aggregate value of less than $625 million and all Class C Shares properly tendered and not properly withdrawn have an aggregate value of less than $1.875 billion, as applicable, we will purchase, through the Counterparty Banks, all Class A Shares and/or Class C Shares properly tendered at prices at or below the applicable Final Purchase Price and not properly withdrawn.

Class A Offer. Upon the terms and subject to the conditions of the Class A Offer, if, based on the Final Class A Purchase Price, Class A Shares having an aggregate value in excess of $625 million (or such greater amount as we may elect to accept for payment, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization) have been properly tendered at prices at or below the Final Class A Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase, through the Counterparty Banks, Class A Shares in the following order:

•

first, we will purchase, through the Counterparty Banks, Odd Lots (as defined in Section 1) of less than 100 Class A Shares at the Final Class A Purchase Price from shareholders who properly tender all of their Class A Shares at or below the Final Class A Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Class A Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference. Tenders of Class A Shares held in the individual accounts in the 401(k) Plan also will not qualify for this preference. SIP Plan participants should reference the SIP Trustee Letter that will be sent for information related to the applicability of this preference;

•

second, after purchasing all Odd Lots that were properly tendered at or below the Final Class A Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Class A Shares that must be purchased if any such Shares are purchased), we will purchase, through the Counterparty Banks, all Class A Shares properly tendered at or below the Final Class A Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Class A Shares; and

•

third, only if necessary to permit us to purchase, through the Counterparty Banks, $625 million in value of Class A Shares (or such greater amount as we may elect to purchase, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization), we will purchase, through the Counterparty Banks, Class A Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Class A Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Class A Shares are conditionally tendered must have tendered all of their Class A Shares. Random lot would be facilitated by the Company through the Counterparty Banks.

As a result of the foregoing priorities applicable to the purchase of Class A Shares tendered, it is possible that fewer than all Class A Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Class A Shares, none of those Class A Shares will be purchased even though those Class A Shares were tendered at prices at or below the Final Class A Purchase Price. No fractional Class A Shares will be purchased in the Class A Offer.

Class C Offer. Upon the terms and subject to the conditions of the Class C Offer, if, based on the Final Class C Purchase Price, Class C Shares having an aggregate value in excess of $1.875 billion (or such greater amount as we may elect to accept for payment, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization) have been properly tendered at prices at or below the Final Class C Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase, through the Counterparty Banks, Class C Shares in the following order:

•

first, we will purchase, through the Counterparty Banks, Odd Lots of less than 100 Class C Shares at the Final Class C Purchase Price from shareholders who properly tender all of their Class C Shares at or below the Final Class C Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Class C Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference. Tenders of Class C Shares held in the individual accounts in the 401(k) Plan also will not qualify for this preference. SIP Plan participants should reference the SIP Trustee Letter that will be sent for information related to the applicability of this preference;

•

second, after purchasing all Odd Lots that were properly tendered at or below the Final Class C Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Class C Shares that must be purchased if any such Shares are purchased), we will purchase, through the Counterparty Banks, all Class C Shares properly tendered at or below the Final Class C Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Class C Shares; and

•

third, only if necessary to permit us to purchase, through the Counterparty Banks, $1.875 billion in value of Class C Shares (or such greater amount as we may elect to purchase, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization), we will purchase, through the Counterparty Banks, Class C Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Class C Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Class C Shares are conditionally tendered must have tendered all of their Class C Shares. Random lot would be facilitated by the Company through the Counterparty Banks.

As a result of the foregoing priorities applicable to the purchase of Class C Shares tendered, it is possible that fewer than all Class C Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Class C Shares, none of those Class C Shares will be purchased even though those Class C Shares were tendered at prices at or below the Final Class C Purchase Price. No fractional Class C Shares will be purchased in the Class C Offer.

As we noted above, we may elect to purchase, through the Counterparty Banks, more than $625 million in value of Class A Shares and/or more than $1.875 billion in value of Class C Shares in the Class A Offer and the Class C Offer, respectively, subject to applicable law and the 2019 Shareholder Authorization. If we do so, the preceding provisions will apply to the greater number of Shares, as applicable.

Odd Lots

The term “Odd Lots” means with respect to the Class A Shares and the Class C Shares, all Shares of such class tendered by any person (such person, an “Odd Lot Holder”) who owned, beneficially or of record, an aggregate of fewer than 100 Class A Shares or Class C Shares, as the case may be, and certifies such fact in the appropriate place on the applicable Letter of Transmittal and, if applicable, on the applicable Notice of Guaranteed Delivery. Odd Lots are determined distinctly for Class A Shares and Class C Shares. Accordingly, if you own less than 100 Class A Shares and 100 or more Class C Shares you would be an Odd Lot Holder for purposes of the Class A Offer, but you would not be an Odd Lot Holder for purposes of the Class C Offer.

The Odd Lot preference is not available to partial tenders or beneficial or record holders of 100 or more Class A Shares, in the case of the Class A Offer, or 100 or more Class C Shares, in the case of the Class C Offer, even if such holders have separate accounts or certificates representing fewer than 100 Class A Shares or Class C Shares, as the case may be. The Odd Lot preference is also not available to Shares tendered under the 401(k) Plan. SIP Plan participants should reference the SIP Trustee Letter that will be sent for information related to the applicability of the Odd Lot preference. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration

If proration of tendered Class A Shares and/or Class C Shares is required, we will determine the proration for each shareholder tendering such Shares, if any, promptly following the Expiration Date. Proration for each shareholder tendering such Shares (excluding Odd Lot Holders) will be based on the ratio of the number of such Shares properly tendered and not properly withdrawn by such shareholder to the total number of Class A Shares and/or Class C Shares properly tendered and not properly withdrawn by all shareholders (excluding Odd Lot Holders) at or below the applicable Final Purchase Price, subject to the provisions governing conditional tenders described in Section 6, any adjustment to avoid the purchase of fractional Shares and the terms and conditions of each Offer. No fractional Shares will be purchased in the Class A Offer or the Class C Offer. Due to the difficulty in determining the number of Shares properly tendered and not properly withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration for each shareholder or commence payment for any Shares purchased pursuant to the Offers until after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date.

As described in Section 13, the number of Class A Shares and/or Class C Shares that we will purchase from a shareholder pursuant to the Offers may affect the U.S. federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. The Letters of Transmittal afford each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration, as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the Letters of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or whose nominees’ names, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

If you are a participant in the 401(k) Plan, you should be aware that the 401(k) Plan is prohibited from selling Shares to us for a price less than “adequate consideration.” More information on this potential limitation is provided in the 401(k) Trustee Letter. Similarly, if you hold Shares in the SIP Plan, you should reference the SIP Trustee Letter that will be sent for information on any limitations related to the tender of Shares held under the SIP Plan.

2.	Purpose of the Offers; Certain Effects of the Offers; Plans and Proposals

Purpose of the Offers

We believe that the repurchase of Shares pursuant to the Offers is consistent with our long-term value creation strategy. Liberty Global is focused on delivering long-term value creation for shareholders through organic growth, disciplined and opportunistic mergers, acquisitions and dispositions in combination with a levered-equity capital structure. A core part of this levered-equity approach is returning capital to shareholders through share repurchases. We have undertaken various forms of share repurchases since our predecessor Liberty Global, Inc. was established in 2005, and we anticipate that share repurchases will remain a core pillar of our long-term value creation strategy. The Offers also provide a mechanism for completing our authorized share repurchase program more rapidly than would be possible through open market repurchases. If we complete the Offers, shareholders who do not participate in the Offers will automatically increase their respective relative percentage ownership interest and voting power, as applicable, in the Company and our future operations at no additional cost to them.

The modified Dutch auction tender offer set forth in this Offer to Purchase provides our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offers also provide our shareholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales. Participants in the Savings Plans whose Shares are held by the applicable Savings Plan trustee will not incur any additional brokerage commissions. However, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary, and whose Shares are purchased in the Offers, will avoid any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on NASDAQ.

We believe that the Offers are an efficient way to improve shareholder return. On June 11, 2019, in the 2019 Shareholder Authorization, our shareholders approved the form agreements and counterparties pursuant to which Liberty Global may conduct the purchase of its ordinary shares in the capital of Liberty Global and authorized all or any of Liberty Global’s directors and senior officers to enter into, complete and make purchases of ordinary shares in the capital of Liberty Global pursuant to the form of agreements, which was the form of the Master Put/Call Agreement, and with any of the approved counterparties, which include the Counterparty Banks.

Under the U.K. Companies Act 2006 (the “Companies Act”), we, like other U.K. companies, are prohibited from purchasing our outstanding ordinary shares unless such purchases have been approved by a resolution of our shareholders. Shareholders may approve two different types of such share purchases: “on-market” purchases or “off-market” purchases. “On-market” purchases may only be made on a “recognised investment exchange,” as defined in section 693(5) of the Companies Act. This U.K. statutory definition does not include NASDAQ, which is the only exchange on which our shares are traded. As such, we may only conduct “off-market” purchases pursuant to a form of share repurchase contract, including the form of the Master Put/Call Agreement, and with any of the approved counterparties, which include the Counterparty Banks, which was approved by our shareholders at the Company’s annual general meeting of shareholders held on June 11, 2019.

Our share repurchases generally may be effected through “off-market” share repurchases, including (i) pursuant to Rule 10b5-1 and Rule 10b-18 plans; (ii) accelerated share repurchase programs; (iii) block trades with specified shareholders; and (iv) public self-tender offers, including fixed price and Dutch auction tender offers, in each case, with the assistance of investment banks as counterparties. U.S. incorporated, NASDAQ-listed companies generally have the ability to effect share repurchases through any of these means without the requirement to obtain shareholder approval.

On July 22, 2019, our Board of Directors authorized a public self-tender offer of up to $3 billion in value, which includes the Shares to be purchased pursuant to the Offers and delegated the authority to our Executive

Committee to determine the final terms of the Offers. Following the completion or termination of the Offers, we may, from time to time, continue to repurchase Shares in accordance with applicable law. The amount of Shares we (or we, through a Counterparty Bank) buy and timing of any such repurchases depends on a number of factors, including our share price, the availability of cash and/or financing on acceptable terms, the timing of blackout periods in which we are restricted from repurchasing Shares as well as any decision to use cash for other strategic objectives.

Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any Shares (including pursuant to share repurchase plans under Rule 10b5-1 and Rule 10b-18 of the Exchange Act), other than in the Offers, until at least ten (10) business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following that time, we expressly reserve the absolute right, from time to time in the future, subject to the 2019 Shareholder Authorization and applicable law, to purchase Shares, whether or not any Shares are purchased pursuant to the Offers, through open market purchases, privately-negotiated transactions, accelerated stock repurchases, tender offers, exchange offers or otherwise, upon the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offers. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we might pursue.

Certain Effects of the Offers

As of August 1, 2019, we had 205,370,209 issued and outstanding Class A Shares, 12,157,826 issued and outstanding Class B Shares, and 513,200,439 issued and outstanding Class C Shares. At the maximum Final Class A Purchase Price of $29.00 per Class A Share, 21,551,724 Class A Shares could be purchased in the Class A Offer if it is fully subscribed, which would represent approximately 10.5% of the issued and outstanding Class A Shares as of August 1, 2019. At the minimum Final Class A Purchase Price of $25.25 per Class A Share, 24,752,475 Class A Shares could be purchased in the Class A Offer if it is fully subscribed, which would represent approximately 12.1% of the issued and outstanding Class A Shares as of August 1, 2019.

At the maximum Final Class C Purchase Price of $28.50 per Class C Share, 65,789,473 Class C Shares could be purchased in the Class C Offer if it is fully subscribed, which would represent approximately 12.8% of the issued and outstanding Class C Shares as of August 1, 2019. At the minimum Final Class C Purchase Price of $24.75 per Class C Share, 75,757,575 Class C Shares could be purchased in the Class C Offer if it is fully subscribed, which would represent approximately 14.8% of the issued and outstanding Class C Shares as of August 1, 2019.

The Offers may present some potential benefits, risks, advantages and disadvantages to our continuing shareholders, including:

•

The Class A Offer will increase the relative voting power of holders of outstanding shares of our Class B Shares relative to the voting power of holders of our Class A Shares. Our Class C Shares do not vote, except as required by applicable law. Our Class B Shares provide holders with ten votes per share with respect to the election of directors and matters generally subject to a shareholder vote, whereas our Class A Shares provide holders with one vote per share. The Class B Shares are also convertible on a one-for-one basis into Class A Shares. The extent of the increase in the relative voting power of the Class B Shares will depend on the amount of Class A Shares we, through the Counterparty Banks, purchase in the Class A Offer. If, at the minimum Final Class A Purchase Price of $25.25 per Class A Share, a maximum of 24,752,475 Class A Shares are purchased in the Class A Offer, the voting power of holders of our outstanding shares of Class B Shares would increase from 37.2% (as of August 1, 2019) to 40.2%. As of August 1, 2019, our Chairman, John C. Malone, and Chief Executive Officer, President and Vice Chairman, Michael T. Fries, together beneficially own approximately 89.2% of the Class B Shares and 35.2% of our aggregate outstanding voting power. If, at the minimum Final Class A Purchase Price of $25.25 per Class A Share, a maximum of 24,752,475

Class A Shares are purchased in the Class A Offer, the aggregate voting power of our directors and executive officers (other than Mr. Malone and Mr. Fries), who beneficially owned ordinary shares (including shares purchasable upon exercise of options) representing approximately 0.8% of our aggregate outstanding voting power as of August 1, 2019, would represent approximately 0.9% of our aggregate voting power.

•

The Class A Offer will increase the voting power of our Chairman, John C. Malone, who has advised us that he does not intend to tender any of his Shares pursuant to either Offer. If, at the minimum Final Class A Purchase Price of $25.25 per Class A Share, a maximum of 24,752,475 Class A Shares are purchased in the Class A Offer, Mr. Malone, who beneficially owned shares of our ordinary shares (including shares purchasable upon exercise of options) representing approximately 28.3% of our aggregate voting power as of August 1, 2019 (consisting of his beneficial ownership of approximately 2.3% of our Class A Shares, approximately 72.3% of our Class B Shares and approximately 3.4% Class C Shares), would beneficially own shares of our ordinary shares representing approximately 30.6% of our aggregate voting power. By virtue of Mr. Malone’s voting power in the Company as well as his position as our Chairman, Mr. Malone has significant influence over the outcome of any corporate transaction or other matters submitted to our shareholders for approval, including the election of directors, mergers, consolidations and the sale of all or substantially all of our assets. Mr. Malone’s rights to vote or dispose of his equity interests in the Company are not subject to any restrictions in favor of us other than as may be required by applicable law and except, in the case of options and restricted shares, for customary transfer restrictions pursuant to incentive award agreements.

•

The Class A Offer will increase the voting power of our Chief Executive Officer, President and Vice Chairman, Michael T. Fries, who has advised us that he does not intend to tender any of his Shares pursuant to either Offer. If, at the minimum Final Class A Purchase Price of $25.25 per Class A Share, a maximum of 24,752,475 Class A Shares are purchased in the Class A Offer, Mr. Fries, who beneficially owned shares of our ordinary shares (including shares purchasable upon exercise of options) representing approximately 7.0% of our aggregate voting power as of August 1, 2019 (consisting of his beneficial ownership of approximately 1.2% of our Class A Shares, approximately 17.0% of our Class B Shares and approximately 1.1% Class C Shares) would beneficially own shares of our ordinary shares representing approximately 7.6% of our aggregate voting power. By virtue of Mr. Fries’ voting power in the Company as well as his position as our Chief Executive Officer, President and Vice Chairman, Mr. Fries has significant influence over the outcome of any corporate transaction or other matters submitted to our shareholders for approval, including the election of directors, mergers, consolidations and the sale of all or substantially all of our assets. Mr. Fries’ rights to vote or dispose of his equity interests in the Company are not subject to any restrictions in favor of us other than as may be required by applicable law and except, in the case of options and restricted shares, for customary transfer restrictions pursuant to incentive award agreements.

If we complete the Offers, shareholders who do not participate in the Offers will automatically increase their relative percentage ownership interest and voting power, as applicable, in us and our future operations. These shareholders will also continue to bear the risks associated with owning the Shares. Shareholders may be able to sell non-tendered Class A Shares and Class C Shares in the future on NASDAQ or otherwise at a net price significantly higher or lower than the respective Final Purchase Prices. We can give no assurance as to the price at which a shareholder may be able to sell his or her Shares in the future.

There will be a sufficient number of Class A Shares and Class C Shares outstanding and publicly traded following completion of the Offers to ensure a continued trading market for the Shares. Based upon published guidelines of NASDAQ and the conditions of the Offers, our purchase of Shares in the Offers, through the Counterparty Banks, will not cause our remaining outstanding Shares to be delisted from NASDAQ. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and comply with proxy rules in connection with meetings of our shareholders. Our purchase of Shares in the Offers, through the Counterparty Banks, will not result in the Shares becoming eligible for deregistration under the Exchange Act.

The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. We believe that, following the purchase of Class A Shares and Class C Shares pursuant to the Offers, the Class A Shares and Class C Shares will continue to the “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFERS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFERS SET FORTH IN THIS OFFER TO PURCHASE AND THE COUNTERPARTY BANK AGREEMENTS. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE APPLICABLE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR THE OFFERS.

The Company intends to cancel the Shares purchased by it under the applicable Counterparty Bank Agreements and pursuant to the Offers.

Plans and Proposals

Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in:

•

any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (other than in the case of our subsidiaries, mergers, reorganizations or liquidations done in the ordinary course of business or for purposes of internal reorganizations);

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend policy, our indebtedness (other than as described in Section 9), or capitalization;

•

any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on our Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming delisted from NASDAQ, or ceasing to be authorized to be quoted on NASDAQ;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than pursuant to our 2014 Equity Incentive Plans and the grant of options, SARs, PSARs, RSUs or PSUs to employees in the ordinary course of business; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as described in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), our management continually assesses and reassesses possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein, and there can be no assurance that we will decide to undertake any such transactions. Shareholders tendering Shares in the Offers may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3.	Procedures for Tendering Shares

Proper Tender of Shares

For Shares to be properly tendered pursuant to the Offers, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with the applicable Letter of Transmittal, properly completed and duly executed, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the applicable Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in either or both Offers on their behalf. Accordingly, beneficial owners wishing to participate in either or both Offers should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in either or both Offers. Similarly, if you are a participant in the 401(k) Plan or the SIP Plan (together, the “Savings Plans”), there will be an earlier deadline for accepting the Offers. Participants in the Savings Plans should confirm their deadlines by carefully reading the materials provided to them by the applicable Savings Plan trustee.

In the alternative, the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 5 of the yellow Letter of Transmittal for Class A Shares, each shareholder desiring to tender Class A Shares in the Class A Offer must complete the section captioned “Price (In Dollars) Per Class A Share At Which Class A Shares Are Being Tendered” by either (i) checking the box in the subsection entitled “Class A Shares Tendered At Price Determined In The Class A Offer,” which will indicate that you will accept the Final Class A Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Class A Offer, or (ii) checking one of the boxes in the subsection entitled “Class A Shares Tendered At Price Determined By Shareholder,” indicating the price at which Class A Shares are being tendered.

In accordance with Instruction 5 of the grey Letter of Transmittal for Class C Shares, each shareholder desiring to tender Class C Shares in the Class C Offer must complete the section captioned “Price (In Dollars) Per Class C Share At Which Class C Shares Are Being Tendered” by either (i) checking the box in the subsection entitled “Class C Shares Tendered At Price Determined In The Class C Offer,” which will indicate that you will accept the Final Class C Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Class C Offer, or (ii) checking one of the boxes in the subsection entitled “Class C Shares Tendered At Price Determined By Shareholder,” indicating the price at which Class C Shares are being tendered.

Shareholders who desire to tender Shares of the same class at more than one price must complete a separate Letter of Transmittal for such Offer for each price at which such Shares are tendered, provided that the same Shares cannot be tendered (unless such Shares were properly withdrawn in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Class A Share At Which Class A Shares Are Being Tendered” or the section captioned “Price (In Dollars) Per Class C Share At Which Class C Shares Are Being Tendered,” as applicable, in the applicable Letter of Transmittal.

If you wish to maximize the chance that your Class A Shares and/or Class C Shares will be purchased in the applicable Offer, you should check the box in the section of the Letter of Transmittal captioned “Class A Shares Tendered At Price Determined In The Class A Offer” and/or “Class C Shares Tendered At Price Determined In The Class C Offer,” as applicable. If you agree to accept the Final Class A Purchase Price determined in the Class A Offer, your Class A Shares will be deemed to be tendered at $25.25 per Class A Share, which is the low end of the price range in the Class A Offer. If you agree to accept the Final Class C Purchase Price determined in the Class C Offer, your Class C Shares will be deemed to be tendered at $24.75 per Class C Share, which is the low end of the price range in the Class C Offer. You should understand that this election may lower the applicable Final Purchase Price and could result in your Class A Shares being purchased at $25.25 per Class A Share, which is the low end of the price range in the Class A Offer, or your Class C Shares being purchased at $24.75 per Class C Share, which is the low end of the price range in the Class C Offer, in each case, less any applicable withholding taxes and without interest. If tendering shareholders wish to indicate a specific price (in multiples of $0.25) at which their Class A Shares and/or Class C Shares are being tendered, they must check the appropriate box in the subsection entitled “Class A Shares Tendered At Price Determined By Shareholder” and/or “Class C Shares Tendered At Price Determined By Shareholder,” as applicable, in the section captioned “Price (In Dollars) Per Class A Share At Which Class A Shares Are Being Tendered” and/or “Price (In Dollars) Per Class C Share At Which Class C Shares Are Being Tendered,” as applicable, in the applicable Letter of Transmittal. Tendering shareholders should be aware that this election could mean that none of their Class A Shares and/or Class C Shares, as applicable, will be purchased if they check a box other than the box representing the price at or below the applicable Final Purchase Price.

All transfers of Shares pursuant to the Offers must be effected by book-entry transfer through the Book-Entry Transfer Facility, except for Shares held in certificated form outside of the Book-Entry Transfer Facility.

Shareholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary. If you are a holder of CDIs representing Shares, you should refer to your CREST sponsor to obtain the procedures for tendering the Shares underlying your CDIs. Holders of CDIs representing Shares should contact their CREST sponsor in order to determine the times by which such holder must take action in order to participate in either or both Offers. Participants in the Savings Plans whose Shares are held by the applicable Savings Plan trustee participating in the Offers may not use the Letters of Transmittal to direct the tender of Shares held in the applicable Savings Plan account. Instead, to tender Shares, Savings Plan participants must follow the separate instructions that will be provided in the 401(k) Trustee Letter and SIP Trustee Letter, as applicable. With regard to the 401(k) Trustee Letter, these instructions will require a participant of the 401(k) Plan to complete and execute a direction form for each applicable Offer (the “401(k) Direction Form”) provided with the 401(k) Trustee Letter in order to tender Shares held in 401(k) Plan accounts. The separate instructions will explain how participants can submit the 401(k) Direction Form(s) and will include the deadline for submitting the 401(k) Direction Form(s) to the 401(k) Plan trustee. Similarly, participants in the SIP Plan will be required to complete a tender form for each applicable Offer (the “SIP Tender Form”) in order to tender Shares held in the SIP Plan. The SIP Trustee Letter will explain how SIP Plan participants can properly submit their SIP Tender Forms to tender the applicable Shares. For administrative reasons, the deadline for submitting the instructions under either of the Savings Plans will be earlier than the expiration date of the Offers. Participants in the Savings Plans should confirm their deadlines by carefully reading the materials provided to them by the applicable Savings Plan trustee.

Shareholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the applicable Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offers and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery

No signature guarantee is required if:

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the applicable Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered, or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad–15 (an “Eligible Institution”). See Instruction 1 of the applicable Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock transfer form, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution and the amount of all share transfer taxes, if any (whether imposed on the registered holder, such person or otherwise), payable as a result will be deducted from the applicable Final Purchase Price unless evidence satisfactory to us of the payment of share transfer taxes, or exemption from payment of the share transfer taxes, is submitted. See Instruction 7 of the applicable Letter of Transmittal.

Payment for Shares tendered and accepted for payment pursuant to the Offers will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•

one of (a) the applicable Letter of Transmittal, properly completed and duly executed, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the applicable Letter of Transmittal.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the applicable Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including certificates for Shares, the Letters of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offers, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Counterparty Banks, the Dealer Managers, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery

The Depositary will establish an account with respect to the Shares for purposes of the Offers at the Book-Entry Transfer Facility within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Class A Shares and the Class C Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the applicable Letter of Transmittal, properly completed and duly executed, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of the applicable Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery

If you wish to tender Class A Shares and/or Class C Shares in an Offer and your certificates for such Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;

•	the applicable Notice Guaranteed Delivery, properly completed and duly executed, in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the Depositary receives at the address listed on the back cover of this Offer to Purchase, within the period of two (2) NASDAQ trading days after the date of execution of that applicable Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and an applicable Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either an applicable Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

The applicable Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email transmission (at canoticeofguarantee@computershare.com) or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the applicable Notice of Guaranteed

Delivery. This email address can only be used for delivery of a Notice of Guaranteed Delivery. Any transmission of other materials or inquiries will not be accepted, answered, and will not be considered a valid tender under the Offers.

Procedures for SARs and Stock Options

We are not offering, as part of the Offers, to purchase any outstanding but unvested and/or unearned, as applicable, SARs, PSARs or Options, and tenders of unvested and/or unearned SARs, PSARs or Options will not be accepted. Holders of Vested SARs and Options may exercise such Vested SARs and Options and tender the Class A Shares and/or Class C Shares received upon exercise in the Offers. Vested SARs and Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before such Class A Shares and/or Class C Shares received upon exercise of the Vested SARs and Options may be tendered. An exercise of Vested SARs and Options cannot be revoked even if the Class A Shares and/or Class C Shares received upon the exercise thereof and tendered in the Offers are not purchased in the Offers for any reason.

If you are a holder of Vested SARs and Options that you have not yet exercised, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your Vested SARs and Options, the date of your grants, the remaining term in which you may exercise your Vested SARs and Options and the provisions for prorated purchases described in Section 1.

Procedures for RSUs and PSUs

We are not offering, as part of the Offers, to purchase RSUs or PSUs that have not vested, been earned or been paid out, and tenders of such unvested RSUs or unvested and/or unearned PSUs will not be accepted. If you hold Shares that you have acquired through the vesting of RSUs or vesting of earned PSUs, such Shares may be tendered in the Offers.

Procedures for CDIs

We are not offering, as part of the Offers, to purchase CDIs representing Shares. Holders of CDIs representing Shares should contact their CREST sponsor to obtain the procedures for tendering their Shares underlying their CDIs and the times by which such holder must take action in order to participate in either or both Offers.

Return of Unpurchased Shares

If all properly tendered Shares are not purchased under either or both Offers or are properly withdrawn before the Expiration Date: (i) in the case of certificated Shares, the certificate(s) will be returned to the tendering shareholder, or (ii) in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case, without expense to the tendering shareholder. In the case of certificated Shares, if less than all certificated Shares evidenced by a shareholder’s certificate(s) are tendered or accepted for purchase by us, through the Counterparty Banks, the Depositary will cancel the existing certificate(s) and new certificate(s) will be issued and mailed to the shareholder reflecting the amount of Shares not tendered or accepted for purchase by us, through the Counterparty Banks, in each case, without expense to the tendering shareholder. In the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, if less than all Shares tendered are accepted for purchase by us, through the Counterparty Banks, the remaining Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility without expense to the tendering shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Class A Shares and Class C Shares to be accepted, the applicable Final Purchase Price to be paid for such Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We, through the Counterparty Banks, reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offers on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offers will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offers, or any defect or irregularity in any tender of Shares. None of the Company, the Counterparty Banks, the Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement

It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Class A Shares and/or Class C Shares for that person’s own account unless, at the time of tender and at the end of the proration periods or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (i) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offers. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offers, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment, through the Counterparty Banks, of the Shares tendered pursuant to the Offers will constitute a binding agreement between the tendering shareholder and the applicable Counterparty Bank on the terms and subject to the conditions of the Offers, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to the Counterparty Banks and us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, through the Counterparty Banks, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offers.

All authority conferred or agreed to be conferred by delivery of the applicable Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost or Destroyed Certificates

Shareholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact Computershare Trust Company, N.A. as transfer agent at the toll-free number 1 (888) 218-4391 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. Those certificates will then be required to be submitted together with the applicable Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The applicable Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact Computershare Trust Company, N.A. immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed applicable Letter of Transmittal and any other documents required by the applicable Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Managers or the Information Agent. Any certificates delivered to us, the Dealer Managers or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Backup U.S. Federal Income Tax Withholding

To avoid backup withholding of U.S. federal income tax, each tendering shareholder that is a U.S. person for U.S. federal income tax purposes (a “U.S. Person”) should provide the applicable withholding agent with a properly completed IRS Form W-9 which includes the shareholder’s correct Taxpayer Identification Number and appropriate certifications. In order for a tendering shareholder that is not a U.S. Person to avoid backup withholding, such shareholder may be required to provide the applicable withholding agent with a properly completed applicable IRS Form W-8 signed under penalties of perjury, attesting to that shareholder’s non-U.S. status. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a tendering shareholder may be refunded or credited against such shareholder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to either Offer are irrevocable. Shares tendered pursuant to either Offer may be withdrawn at any time before the Expiration Date. If, following the Expiration Date, we have not accepted for payment, through the Counterparty Banks, the Shares you have tendered to us, through the Counterparty Banks, by one (1) minute after 11:59 P.M., New York City time, on October 7, 2019, you may also withdraw your Shares at any time thereafter.

If you are a registered holder of Shares, for a withdrawal to be effective, a notice of withdrawal, in written form, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the written notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. If you hold CDIs representing Shares, you should contact your CREST sponsor to obtain the procedures for withdrawing any Shares tendered by your CREST sponsor. For Shares held through the Savings Plans, please refer to the special instructions that are being sent to Savings Plan participants for information about withdrawal rights and the earlier deadline for submitting withdrawal instructions.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Counterparty Banks, Dealer Managers, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offers. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend an Offer, are delayed in our purchase, through the Counterparty Banks, of the Shares or are unable to purchase, through the Counterparty Banks, Shares pursuant to an Offer for any reason, then, without prejudice to our rights under such Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment, through the Counterparty Banks, is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of such Offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offers, promptly following the Expiration Date, we will:

•

determine the Final Class A Purchase Price, taking into account the number of Class A Shares so tendered and the prices specified, or deemed specified, by tendering shareholders, and, through the Counterparty Banks, will accept for payment and pay for, up to $625 million in value of Class A Shares (or such greater amount as we may elect to purchase, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization) properly tendered and not properly withdrawn prior to the Expiration Date at or below the Final Class A Purchase Price; and

•

determine the Final Class C Purchase Price, taking into account the number of Class C Shares so tendered and the prices specified, or deemed specified, by tendering shareholders, and, through the Counterparty Banks, will accept for payment and pay for, up to $1.875 billion in value of Class C Shares (or such greater amount as we may elect to purchase, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization) properly tendered and not properly withdrawn prior to the Expiration Date at or below the Final Class C Purchase Price.

Subject to the 2019 Shareholder Authorization, we may increase the number of Class A Shares and/or Class C Shares, in each case, accepted for payment, through the Counterparty Banks, in such Offer by no more than 2% of the outstanding Shares, to which such Offer relates, without extending such Offer.

For purposes of the Offers, we will be deemed to have accepted for payment, through the Counterparty Banks (and therefore be deemed to have purchased), subject to proration, “Odd Lot” priority and conditional tender provisions of the Offers, Class A Shares or Class C Shares, as the case may be, that are properly tendered at or below the applicable Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance, through the Counterparty Banks, of the Shares for payment pursuant to the Offers.

Upon the terms and subject to the conditions of the Offers, promptly after the Expiration Date, we, through the Counterparty Banks, will accept for payment and pay (i) the Final Class A Purchase Price per share for all of the Class A Shares and (ii) the Final Class C Purchase Price per share for all of the Class C Shares, in each case, accepted for payment in accordance with the Offers. In all cases, payment for Shares properly tendered and accepted for payment in accordance with the Offers will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	the applicable Letter of Transmittal, properly completed and duly executed or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required.

On August 9, 2019, the Company entered into a Master Put/Call Agreement with each of the Counterparty Banks. The form of the Master Put/Call Agreement and the names of the Counterparty Banks were previously approved by our shareholders at the Company’s annual general meeting of shareholders held on June 11, 2019. Each Master Put/Call Agreement grants to the applicable Counterparty Bank the option to require the Company to purchase, and grants to us the option to require the applicable Counterparty Bank to sell, Shares of Liberty Global owned by it in consideration of cash payment by Liberty Global. Each Master Put/Call Agreement permits multiple exercises of the options granted pursuant to it.

On August 9, 2019, the Company entered into an Option Framework Agreement with each of the Counterparty Banks, pursuant to which each Counterparty Bank will purchase the Shares as principals (not as agents, nominees or trustees) in connection with the Offers. The Option Framework Agreements govern the specific terms of the purchase by the Counterparty Banks of the Shares in the Offers pursuant to the Master Put/Call Agreements. The Shares to be purchased by the Counterparty Banks will be allocated equally between the Counterparty Banks in accordance with the Option Framework Agreements. In accordance with the terms of the applicable Option Framework Agreement, and conditional on the Offers not being terminated in accordance with their terms, on the Expiration Date, each Counterparty Bank is required to purchase its respective allocation of the Shares properly tendered and not properly withdrawn prior to the Expiration Date, and to notify the Company of the number of Shares purchased by it in the Offers, following which, each Counterparty Bank and the Company each become entitled to exercise their respective rights to sell or purchase, as the case may be, such Shares under the relevant Counterparty Bank Agreements. In turn, each Counterparty Bank shall sell, and Liberty Global shall purchase from the applicable Counterparty Bank, such Shares at a price equal to the price paid by such Counterparty Bank in the relevant Offer (along with certain other costs). The obligation of each Counterparty Bank to purchase their respective allocation of Shares under the Counterparty Bank Agreements is subject to the condition that each Counterparty Bank, acting reasonably, has not, prior to the Expiration Date, provided us with written notice that we have failed to comply with certain of our obligations, or are in breach of certain of our representations and warranties, under the relevant Option Framework Agreement on or prior to the Expiration Date, and which failure to comply or breach has not been cured prior to the Expiration Date.

The Counterparty Banks will initially purchase their respective allocation of the Shares and take actions to facilitate our subsequent purchase of the Shares pursuant to the Counterparty Bank Agreements and the terms and conditions of the Offers set forth in this Offer to Purchase, and we will generally make all decisions and determinations with respect to the Offers, including with respect to the satisfaction or waiver of conditions to the Offers set forth in this Offer to Purchase and the acceptance of Shares for purchase by the Counterparty Banks. See Section 7. The Counterparty Banks are acting as principals in connection with the Offers and independently from each other, and their respective obligations under the applicable Counterparty Bank Agreement are several and not joint. In no circumstances will we purchase Shares in connection with the Offer other than from the Counterparty Banks pursuant to the Counterparty Bank Agreements.

Each Counterparty Bank will pay for its respective allocation of Shares purchased pursuant to the Offers by depositing the aggregate purchase price for such Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Counterparty Banks and transmitting payment to the tendering shareholders. In the event of proration, the Depositary will determine the proration for each shareholder tendering Shares and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificate(s) representing all Shares tendered and not purchased under either or both Offers, including where such Shares are tendered at prices in excess of the applicable Final Purchase Price or under conditional tenders, will be returned to the tendering shareholder promptly after the expiration or termination of the applicable Offer at our expense. If less than all certificated Shares evidenced by a shareholder’s certificate(s) are purchased due to such Shares being tendered at prices in excess of the applicable Final Purchase Price, proration or conditional tenders, the Depositary will cancel the existing certificate(s) and new certificate(s) reflecting the amount of Shares not accepted for purchase will be issued and mailed to the tendering shareholder promptly after the expiration or termination of the applicable Offer at our expense. In the case of Shares tendered by book-entry transfer at prices in excess of the applicable Final Purchase Price and Shares not purchased due to proration or conditional tenders, such Shares will be credited to book-entry with the Depositary, and, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares promptly after the expiration or termination of the applicable Offer at our expense.

If you are a participant in the 401(k) Plan, you should be aware that the 401(k) Plan is prohibited from selling Shares to us for a price less than “adequate consideration.” More information on this potential limitation is provided in the 401(k) Trustee Letter. Similarly, if you hold Shares in the SIP Plan, you should reference the SIP Trustee Letter that will be sent for information on any limitations related to the tender of Shares held under the SIP Plan.

Under no circumstances will interest be paid on the Final Purchase Prices for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase, through the Counterparty Banks, Shares pursuant to the Offers. See Section 7.

We will cause the Counterparty Banks to pay, or to cause to be paid, all share transfer taxes, if any, applicable to the transfer of their respective allocations of Shares properly tendered and purchased in accordance with the terms of the Offers; however, if such Shares are not properly tendered in accordance with the terms of the Offers, and/or if payment of the applicable Final Purchase Price is to be made to, and/or (under the circumstances permitted by the Offers) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, and/or if certificates for tendered Shares are registered in the name of any person other than the person signing the applicable Letter of Transmittal, we may elect that all share transfer taxes, if any (whether imposed on the registered holder, such person or otherwise), payable as a result will not be so paid or, if they are nevertheless so paid, that the amount of such share transfer taxes will be deducted from the applicable Final Purchase Price unless evidence satisfactory to us of the payment of share transfer taxes, or exemption from payment of the share transfer taxes, is submitted. See Instruction 7 of the applicable Letter of Transmittal.

The price payable by us to the Counterparty Banks for the transfer of purchased Shares to us pursuant to the Counterparty Bank Agreements includes an amount equal to U.K. stamp duty or stamp duty reserve tax (“SDRT”) on the acquisition of the Shares by the Counterparty Banks pursuant to the Offers. Such taxes are anticipated to arise on the acquisition by the Counterparty Banks of those tendered Shares that are held in certificated form outside of the Book-Entry Transfer Facility. See Section 13.

6.	Conditional Tender of Shares

In the event of an over-subscription of the Class A Offer and/or the Class C Offer, Shares tendered at or below the applicable Final Purchase Price prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to an applicable Letter of Transmittal must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the applicable Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. Notwithstanding the general discussion contained in this Section 6, conditional tenders are not permissible with respect to the tender of Shares under the 401(k) Plan. SIP Plan participants should reference the SIP Trustee Letter that will be sent for information related to the applicability of conditional tenders with regard to Shares under the SIP Plan. We urge each shareholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. Upon the terms and subject to the conditions of the Offers, if, based on the applicable Final Purchase Prices, all Class A Shares properly tendered and not properly withdrawn have an aggregate value in excess of $625 million and/or all Class C Shares properly tendered and not properly withdrawn have an aggregate value in excess of $1.875 billion, as applicable, so that we must prorate our acceptance of and payment, through the Counterparty Banks, for tendered Shares, we will calculate preliminary proration percentages for the Class A Shares and the Class C Shares based upon the Class A Shares and Class C Shares, as applicable, properly tendered, conditionally or unconditionally (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender pursuant to the applicable Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, at or below the applicable Final Purchase Price on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the aggregate value of Class A Shares to be purchased to fall below $625 million or the aggregate value of Class C Shares to be purchased to fall below $1.875 billion (or, in each case, such greater amount as we may elect to purchase, through the Counterparty Banks, subject to applicable law and the 2019 Shareholder Authorization) then, to the extent feasible, we will select for purchase, through the Counterparty Banks, by random lot, enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase, through the Counterparty Banks, such number of Shares.

7.	Conditions of the Offers

The Offers are not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offers, we, through the Counterparty Banks, will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offers or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offers, if, at any time on or after the commencement of the Offers and prior to the Expiration Date, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offers or with acceptance for payment or payment for the Shares in the Offers:

•	one or both Counterparty Banks has or have breached, or threatened to breach, their representations, warranties or covenants under the Counterparty Bank Agreements;

•

there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offers or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•

make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offers, the acquisition of some or all of the Shares pursuant to the Offers or otherwise relates in any manner to the Offers;

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offers;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offers; or

•

materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase, through the Counterparty Banks, some or all of the Shares pursuant to the Offers;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom, whether or not mandatory;

•	a material change in United States, the United Kingdom or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•

with respect to the Class A Offer, a decrease of more than 10% in the sale price of the Class A Shares on NASDAQ or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Composite Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on August 9, 2019, the last full trading day prior to the commencement of the Class A Offer, shall have occurred;

•

with respect to the Class C Offer, a decrease of more than 10% in the sale price of the Class C Shares on NASDAQ or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Composite Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on August 9, 2019, the last full trading day prior to the commencement of the Class C Offer, shall have occurred;

•

the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or the United Kingdom, on or after August 12, 2019;

•	any material escalation of any war or armed hostilities which had commenced prior to August 12, 2019;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States or the United Kingdom;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offers, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of the Shares (other than the Offers), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC prior to August 9, 2019);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC prior to August 9, 2019, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offers made hereby), beneficial ownership of an additional 2% or more of the outstanding Class A Shares;

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC prior to August 9, 2019, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offers made hereby), beneficial ownership of an additional 2% or more of the outstanding Class C Shares;

•	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offers;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offers to us;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offers shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•

we determine that the consummation of the Offers and the purchase of the Shares may (i) cause the Shares to be held of record by fewer than 300 persons or (ii) cause the Shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

The obligation to accept for payment and pay for your tendered Shares is also subject to the condition that each Counterparty Bank, acting reasonably, has not, prior to the Expiration Date, provided us with written notice that we have failed to comply with certain of our obligations, or are in breach of certain of our representations and warranties, under the applicable Option Framework Agreement on or prior to the Expiration Date, and which failure to comply or breach has not been cured prior to the Expiration Date.

If any of the conditions referred to above is not satisfied, we may:

•	terminate either or both Offers and return all tendered Shares to the tendering shareholders;

•	extend either or both Offers and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of such Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which either or both Offers are open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offers.

The conditions referred to above are generally for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition. They may be determined to be satisfied (or not satisfied) by us in our reasonable judgment, or waived by us, in whole or in part, at any time and from time to time on or prior to the Expiration Date, subject to applicable laws. The only condition to the Offers that will be for the benefit of the Counterparty Banks is that each Counterparty Bank, acting reasonably, has not, prior to the Expiration Date, provided us with written notice, that we have failed to comply with certain of our obligations, or are in breach of certain of our representations and warranties, under the applicable Option Framework Agreement on or prior to the Expiration Date, and which failure to comply or breach has not been cured prior to the Expiration Date. Any waiver of that last condition would require the consent of the relevant Counterparty Bank.

The failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us or, where applicable, the relevant Counterparty Bank concerning the events described above will be final and binding on all parties. See Section 14.

8.	Price Range of Shares; Dividends

The Class A Shares and the Class C Shares are listed and traded on NASDAQ under the trading symbol “LBTYA” And “LBTYK,” respectively. The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of the Class A Shares and the Class C Shares on NASDAQ:

	Class A Shares		Class C Shares
	High	Low	High	Low
2017
First Quarter	$37.45	$30.65	$36.63	$29.80
Second Quarter	$35.94	$28.69	$35.08	$27.85
Third Quarter	$34.61	$31.24	$33.51	$30.37
Fourth Quarter	$35.84	$29.35	$33.88	$28.34
2018
First Quarter	$38.49	$31.14	$36.70	$30.03
Second Quarter	$33.25	$27.54	$32.05	$26.61
Third Quarter	$29.47	$25.90	$28.51	$25.22
Fourth Quarter	$28.24	$20.28	$27.61	$19.55
2019
First Quarter	$26.46	$20.56	$25.77	$19.79
Second Quarter	$28.29	$24.37	$27.39	$23.99
Third Quarter (through August 9, 2019)	$28.10	$25.52	$27.42	$24.97

On August 9, 2019, the last full trading day before the commencement of the Offers, the last closing sale price of the Class A Shares and the Class C Shares on NASDAQ was $25.98 per Class A Share and $25.85 per Class C Share. Shareholders are urged to obtain current market quotations for the Shares.

We have not paid any cash dividends on any of our Shares, and we have no present intention of doing so. Any future payment of cash dividends will be determined by our Board of Directors in light of our earnings, financial condition and other relevant considerations, including applicable laws in England and Wales.

9.	Source and Amount of Funds

Assuming that the Class A Offer and Class C Offer are fully subscribed the aggregate purchase price for such Class A Shares and Class C Shares will be approximately $2.5 billion. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offers, will be approximately $2.5 billion.

To ensure compliance with English law and in connection with the Offers, each Counterparty Bank will use cash on hand to purchase their respective allocated portion of the Shares that are properly tendered and not properly withdrawn upon the terms and subject to the conditions described in the Offers. In turn, each Counterparty Bank shall sell, and Liberty Global shall purchase from each Counterparty Bank, such Shares at a price equal to the applicable Final Purchase Price (along with certain other costs) pursuant to the Counterparty Bank Agreements and the terms and conditions of the Offers set forth in this Offer to Purchase. As discussed in this Offer to Purchase, the Counterparty Banks are acting as principals (not as agents, nominees or trustees).

We intend to pay for the purchase of Shares from the Counterparty Banks with existing cash and cash equivalents, including cash proceeds received from the consummation of the previously announced sale of certain Liberty Global subsidiaries comprising Liberty Global’s businesses and operations in Germany, Romania, Hungary and the Czech Republic to Vodafone Group plc and certain of its subsidiaries (the “Vodafone Transaction”), which closed on July 31, 2019. For further information with respect to the Vodafone Transaction, please refer to our Current Reports on Form 8-K filed with the SEC on May 9, 2018, May 11, 2018, July 18, 2019, August 1, 2019, August 5, 2019 and August 6, 2019. See Section 10.

After giving effect to the Offers, we believe that we will continue to have sufficient financial resources and working capital to conduct our business.

As of the date hereof, no alternative financing arrangements or alternative financing plans have been made.

10.	Certain Information Concerning Us

General

Liberty Global is one of the world’s leading converged video, broadband and communication companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation, fibre-based networks that connect over 11 million customers subscribing to 25 million TV, broadband internet and telephone services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant content investments in ITV, All3Media, ITI Neovision, LionsGate, Formula E racing series and several regional sports networks.

Liberty Global plc was incorporated under the laws of England and Wales on January 29, 2013. The addresses and phone numbers of our principal executive offices are: Griffin House, 161 Hammersmith Road, London W6 8BS, United Kingdom (telephone number: +44 (208) 483-6449 or (303) 220-6600). Our website is located at https://www.libertyglobal.com. Information contained on our website is not a part of the Offers.

The Counterparty Banks that are principals to the Offers are Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc. Credit Suisse Securities (USA) LLC was organized under the laws of Delaware in January 17, 2003. The address and phone number of the principal executive offices of Credit Suisse Securities (USA) LLC are: Eleven Madison Avenue, New York, NY 10010 (telephone number: (212) 325-2000). HSBC Securities (USA) Inc. was incorporated under the laws of Delaware in December 31, 1969. The address and phone number of the principal executive offices of HSBC Securities (USA) Inc. are: 452 Fifth Avenue, New York, NY 10018 (telephone number: (212) 525-3154).

Availability of Reports and Other Information

We are subject to the informational filing requirements of the Exchange Act, which obligate us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offers.

These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

SEC Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 31, 2018	February 27, 2019
Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019 and June 30, 2019	May 6, 2019 and August 8, 2019
Current Reports on Form 8-K	May 9, 2018, May 11, 2018, February 27, 2019, March 1, 2019, March 13, 2019, April 5, 2019, May 14, 2019, May 30, 2019, June 14, 2019, June 21, 2019, July 1, 2019, July 9, 2019, July 18, 2019, August 1, 2019, August 5, 2019, August 6, 2019 and August 8, 2019
Definitive Proxy Statement on Schedule 14A	April 30, 2019

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at Griffin House, 161 Hammersmith Road, London W6 8BS, United Kingdom. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at https://www.libertyglobal.com. Information on our website does not form part of the Offers and is not incorporated by reference in this Offer to Purchase.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

A list of our directors and executive officers as of August 1, 2019, is attached to this Offer to Purchase as Schedule I.

Beneficial Ownership

As of August 1, 2019, we had 205,370,209 issued and outstanding Class A Shares, 12,157,826 issued and outstanding Class B Shares, and 513,200,439 issued and outstanding Class C Shares. At the maximum Final Class A Purchase Price of $29.00 per Class A Share, 21,551,724 Class A Shares could be purchased in the Class A Offer if it is fully subscribed, which would represent approximately 10.5% of the issued and outstanding Class A Shares as of August 1, 2019. At the minimum Final Class A Purchase Price of $25.25 per Class A Share, 24,752,475 Class A Shares could be purchased in the Class A Offer if it is fully subscribed, which would represent approximately 12.1% of the issued and outstanding Class A Shares as of August 1, 2019.

At the maximum Final Class C Purchase Price of $28.50 per Class C Share, 65,789,473 Class C Shares could be purchased in the Class C Offer if it is fully subscribed, which would represent approximately 12.8% of the issued and outstanding Class C Shares as of August 1, 2019. At the minimum Final Class C Purchase Price of $24.75 per Class C Share, 75,757,575 Class C Shares could be purchased in the Class C Offer if it is fully subscribed, which would represent approximately 14.8% of the issued and outstanding Class C Shares as of August 1, 2019.

As of August 1, 2019, our directors and executive officers as a group (15 persons) beneficially owned, as defined in accordance with the rules of the SEC, an aggregate of (i) 9,282,640 Class A Shares, (ii) 10,899,097 Class B Shares and (iii) 28,901,407 Class C Shares, in each case, outstanding on that date (in each case, including shares that such persons had the right to purchase within sixty (60) days of August 1, 2019, pursuant to outstanding options, SARs and RSUs) representing approximately 35.8% of our aggregate voting power (including the shares and RSUs referred to in the preceding parenthetical) as of August 1, 2019. Assuming we, through the Counterparty Banks, purchase a maximum of 24,752,475 Class A Shares at the minimum Final Class A Purchase Price of $25.25 per Class A Share pursuant to the Class A Offer and a maximum of 75,757,575 Class C Shares at the minimum Final Class C Purchase Price of $24.75 pursuant to the Class C Offer, and that our directors and executive officers do not tender any Shares pursuant to either Offer, then, after the Offers, our directors and executive officers as a group will beneficially own (i) less than 5.1% of the total issued and outstanding Class A Shares and (ii) less than 6.5% of the total issued and outstanding Class C Shares.

Our directors and executive officers are entitled to participate in the Offers on the same basis as all other shareholders. However, our directors and executive officers have informed us that they will not tender any of their Shares in the Offers.

The following table sets forth information with respect to the beneficial ownership by each of our directors and each of our executive officers as described below, and by all of our directors and executive officers as a group, of each class of our outstanding shares. The address of each of our directors and executive officers is care of Liberty Global plc, Griffin House, 161 Hammersmith Road, London W6 8BS, United Kingdom (telephone number: +44 (208) 483-6449 or (303) 220-6600).

The security ownership information is given as of August 1, 2019 and, in the case of percentage ownership information, is based upon (1) 205,370,209 Class A Shares, (2) 12,157,826 Class B Shares and (3) 513,200,439 Class C Shares, in each case, outstanding on that date. Although beneficial ownership of our Class C Shares is set forth below, our Class C Shares are non-voting and, therefore, in the case of voting power, are not included. The percentage of voting power is presented on an aggregate basis for each person or group listed below.

Ordinary shares issuable on or within sixty (60) days after August 1, 2019, upon exercise of options or SARs, vesting of RSUs, conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, SARs, RSUs or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of our Class B Shares, although convertible on a one-for-one basis into our Class A Shares, is reported as beneficial ownership of our Class B Shares only, and not as beneficial ownership of our Class A Shares.

So far as is known to us, the persons indicated below have sole voting power and sole dispositive power with respect to the ordinary shares indicated as owned by them, except as otherwise stated in the notes to the table. With respect to certain of our executive officers and directors, the number of shares indicated as owned by them includes shares held by the 401(k) Plan as of June 30, 2019, for their respective accounts.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
John C. Malone	Liberty Global Class A	4,667,867	(1)(2)(3)(4)	2.3%	28.3%
Chairman of the Board	Liberty Global Class B	8,787,373	(5)(6)	72.3%
	Liberty Global Class C	17,486,844	(1)(2)(3)(4)(5)	3.4%

Andrew J. Cole	Liberty Global Class A	48,527	(4)(7)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	112,962	(4)	*

Miranda Curtis	Liberty Global Class A	163,364	(4)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	460,369	(4)	*

John W. Dick	Liberty Global Class A	76,702	(4)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	196,461	(4)	*

Michael T. Fries	Liberty Global Class A	2,544,469	(4)(8)(9)	1.2%	7.0%
Chief Executive Officer,	Liberty Global Class B	2,060,295	(6)(10)	17.0%
President and Vice Chairman	Liberty Global Class C	5,860,368	(4)(8)(9)	1.1%

Paul A. Gould	Liberty Global Class A	253,366	(4)	*	*
Director	Liberty Global Class B	51,429		*
	Liberty Global Class C	1,054,629	(4)	*

Richard R. Green	Liberty Global Class A	40,275	(4)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	93,767	(4)	*

David E. Rapley	Liberty Global Class A	30,279	(4)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	71,337	(4)	*

Larry E. Romrell	Liberty Global Class A	55,573	(4)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	122,232	(4)	*

JC Sparkman	Liberty Global Class A	37,188	(4)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	85,224	(4)	*

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
David Wargo	Liberty Global Class A	89,428	(4)(11)	*	*
Director	Liberty Global Class B	—		—
	Liberty Global Class C	244,861	(4)(11)	*

Charles H.R. Bracken	Liberty Global Class A	565,570	(4)	*	*
Executive Vice President &	Liberty Global Class B	—		—
Chief Financial Officer	Liberty Global Class C	1,342,294	(4)	*

Bryan H. Hall	Liberty Global Class A	463,922	(4)(12)	*	*
Executive Vice President &	Liberty Global Class B	—		—
General Counsel & Secretary	Liberty Global Class C	1,171,532	(4)(8)(12)	*

Enrique Rodriguez	Liberty Global Class A	33,706	(4)	*	*
Executive Vice President &	Liberty Global Class B	—		—
Chief Technology Officer	Liberty Global Class C	68,910	(4)(8)	*

Andrea Salvato	Liberty Global Class A	212,404	(4)	*	*
Senior Vice President &	Liberty Global Class B	—		—
Chief Development Officer	Liberty Global Class C	529,617	(4)	*

All directors and executive officers as a group (15 persons)	Liberty Global Class A	9,282,640	(13)(14)	4.5%	35.8%
	Liberty Global Class B	10,899,097	(13)	89.7%
	Liberty Global Class C	28,901,407	(13)(14)	5.5%

*	Less than one percent.
(1)	Includes 124,808 Class A Shares and 756,405 Class C Shares held by Mr. Malone’s spouse, as to which shares Mr. Malone has disclaimed beneficial ownership.
(2)	Includes 2,140,050 Class A Shares and 4,736,253 Class C Shares held by Columbus Holding LLC, in which Mr. Malone has a controlling interest.
(3)

Includes 1,345,685 Class A Shares and 3,765,681 Class C Shares pledged to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) in connection with loan facilities extended by Merrill Lynch and 952,177 Class A Shares and 1,210,195 Class C Shares pledged to Fidelity Brokerage Services, LLC (“Fidelity”) in connection with a margin facility extended by Fidelity.

(4)	Includes shares that are subject to options or SARs, which were exercisable as of, or will be exercisable within sixty (60) days of, August 1, 2019, as follows:

Owner	Class A Shares	Class C Shares
John C. Malone	105,147	261,085
Andrew J. Cole	27,907	61,033
Miranda Curtis	33,893	79,132
John W. Dick	33,893	79,132
Michael T. Fries	1,765,662	4,532,527
Paul A. Gould	32,417	74,726
Richard R. Green	33,893	79,132
David E. Rapley	26,915	71,337
Larry E. Romrell	31,085	70,716
JC Sparkman	24,488	58,923
J. David Wargo	32,417	74,726
Charles H.R. Bracken	544,755	1,295,136
Bryan H. Hall	393,359	1,000,250
Enrique Rodriguez	17,944	35,888
Andrea Salvato	177,909	433,890

(5)

Includes 110,148 Class B Shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children. Mr. Malone has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts. Mr. Malone has disclaimed beneficial ownership of the shares held in the trusts. Also, includes 8,677,225 Class B Shares and 6,757,225 Class C Shares held by a trust with respect to which Mr. Malone is the sole trustee and, with his spouse, retains a unitrust interest in the trust (the “Malone Trust”).

(6)

Based on the Schedule 13D/A (Amendment No. 7) of Mr. Malone filed with the SEC on February 18, 2014, pursuant to a letter agreement dated as of February 13, 2014, among Michael T. Fries, our CEO and one of our directors, Mr. Malone and the Malone Trust have agreed that, for so long as Mr. Fries is employed as a principal executive officer by us or serving on our board of directors, (a) in the event the Malone Trust or any permitted transferee (as defined in the letter agreement) is not voting the Class B Shares owned by the Malone Trust, Mr. Fries will have the right to vote such Class B Shares and (b) in the event the Malone Trust or any permitted transferee determines to sell such Class B Shares, Mr. Fries (individually or through an entity he controls) will have an exclusive right to negotiate to purchase such shares, and if the parties fail to come to an agreement and the Malone Trust or any permitted transferee subsequently intends to enter into a sale transaction with a third party, Mr. Fries (or an entity controlled by him) will have a right to match the offer made by such third party.

(7)	Includes 32 Class A Shares held by Mr. Cole’s minor daughter.
(8)	Includes shares held in the 401(k) Plan as follows:

Owner	Class A Shares	Class C Shares
Michael T. Fries	1,977	13,061
Bryan H. Hall	—	4,144
Enrique Rodriguez	—	1,480

(9)

Includes 46,200 Class A Shares and 283,360 Class C Shares held by a trust managed by an independent trustee, of which the beneficiaries are Mr. Fries’ adult children. Mr. Fries has no pecuniary interest in the trust, but he retains the right to substitute the assets held by the trust. Mr. Fries has disclaimed beneficial ownership of the shares held by the trust. Also includes 246,327 Class A Shares and 805,340 Class C Shares pledged to Morgan Stanley Inc. (“Morgan Stanley”) together with other assets as part of a general pledge in connection with a loan facility extended by Morgan Stanley and 315,242 Class A Shares pledged to Goldman Sachs Group, Inc. (“Goldman”) together with other assets as part of a general pledge in connection with loan facilities extended by Goldman.

(10)	Includes 670,000 restricted Class B Shares, none of which will vest within sixty (60) days of August 1, 2019.
(11)

Includes 158 Class A Shares and 524 Class C Shares held in various accounts managed by Mr. Wargo, as to which shares Mr. Wargo has disclaimed beneficial ownership. Also includes 32 Class C Shares held by Mr. Wargo’s spouse, as to which Mr. Wargo has disclaimed beneficial ownership. Further includes 46,170 Class A Shares and 137,855 Class C Shares pledged to Fidelity in connection with loan facilities extended by Fidelity.

(12)	Includes 51,063 Class A Shares and 111,353 Class C Shares pledged to Morgan Stanley in connection with loan facilities extended by Morgan Stanley.
(13)

Includes 171,166 Class A Shares, 110,148 Class B Shares and 1,040,321 Class C Shares held by relatives of certain directors and executive officers or held pursuant to certain trust arrangements or in managed accounts, as to which shares beneficial ownership has been disclaimed.

(14)

Includes 3,103,775 Class A Shares and 7,765,698 Class C Shares that are subject to options or SARs, which were exercisable as of, or will be exercisable or vest within sixty (60) days of, August 1, 2019; 1,977 Class A Shares and 18,685 Class C Shares held by the 401(k) Plan; and 3,081,472 Class A Shares and 6,786,829 Class C Shares pledged in support of various loan facilities, lines of credit or margin accounts.

The following table sets forth information, to the extent known by us or ascertainable from public filings, concerning our ordinary shares beneficially owned by each person or entity known by us to own more than 5% of any class of our outstanding voting shares.

Except as otherwise indicated in the notes to the table, the security ownership information is given as of August 1, 2019 and, in the case of percentage ownership information, is based upon (1) 205,370,209 Class A Shares, (2) 12,157,826 Class B Shares, and (3) 513,200,439 Class C Shares, in each case, outstanding on that date. Beneficial ownership of our Class C Shares is set forth below only to the extent known by us or ascertainable from public filings. Our Class C Shares are, however, non-voting and, therefore, in the case of voting power, are not included.

Ordinary shares issuable on or within sixty (60) days after August 1, 2019, upon exercise of options or SARs, vesting of RSUs, conversion of convertible securities or exchange of exchangeable securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, SARs, RSUs or convertible or exchangeable securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Also, for purposes of the following presentation, beneficial ownership of our Class B Shares, although convertible on a one-for-one basis into our Class A Shares, is reported as beneficial ownership of our Class B Shares only, and not as beneficial ownership of our Class A Shares. The percentage of voting power is presented on an aggregate basis for each person or entity named below.

So far as is known to us, the persons indicated below have sole voting power and sole dispositive power with respect to the ordinary shares indicated as beneficially owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
John C. Malone	Liberty Global Class A	4,667,867	(1)(2)(3)	2.3%	28.3%
c/o Liberty Global plc	Liberty Global Class B	8,787,373	(4)(5)	72.3%
161 Hammersmith Road	Liberty Global Class C	17,486,844	(1)(2)(3)(4)	3.4%
London W6 8BS U.K.

Michael T. Fries	Liberty Global Class A	2,544,469	(6)(7)(8)	1.2%	7.0%
c/o Liberty Global plc	Liberty Global Class B	2,060,295	(5)(6)	17.0%
161 Hammersmith Road	Liberty Global Class C	5,860,368	(6)(7)(8)	1.1%
London W6 8BS U.K.

Robert R. Bennett	Liberty Global Class A	208	(9)	*	3.0%
c/o Liberty Media Corporation	Liberty Global Class B	993,552	(9)	8.2%
12300 Liberty Boulevard
Englewood, CO 80112

Berkshire Hathaway Inc.	Liberty Global Class A	19,791,000	(10)	9.6%	6.1%
3555 Farnam Street	Liberty Global Class B	—		—
Omaha, NE 68131

BlackRock, Inc.	Liberty Global Class A	11,815,739	(11)	5.8%	3.6%
50 East 52nd Street	Liberty Global Class B	—		—
New York, NY 10055

Dodge & Cox	Liberty Global Class A	18,957,003	(12)	9.2%	5.8%
555 California Street	Liberty Global Class B	—		—
40th Floor San Francisco, CA 94104

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power

William H Gates III	Liberty Global Class A	10,855,524	(13)	5.3%	3.3%
Cascade Investments LLC	Liberty Global Class B	—		—
2365 Carillon Point
Kirkland, WA 98033

Harris Associates L.P.	Liberty Global Class A	25,294,509	(14)	12.3%	7.7%
111 S. Wacker Drive,	Liberty Global Class B	—		—
Suite 4600
Chicago, IL 60606

*	Less than one percent.
(1)	Includes 124,808 Class A Shares and 756,405 Class C Shares held by Mr. Malone’s spouse, as to which shares Mr. Malone has disclaimed beneficial ownership.
(2)	Includes 105,147 Class A Shares and 261,085 Class C Shares, that are subject to options, which were exercisable as of, or will be exercisable within sixty (60) days of, August 1, 2019.
(3)	Includes 2,140,050 Class A Shares and 4,736,253 Class C Shares held by Columbus Holding LLC, in which Mr. Malone has a controlling interest.
(4)

Includes 110,148 Class B Shares held by two trusts managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children. Mr. Malone has no pecuniary interest in the trusts, but he retains the right to substitute the assets held by the trusts. Mr. Malone has disclaimed beneficial ownership of the shares held by the trusts. Also, includes 8,677,225 Class B Shares and 6,757,225 Class C Shares held by the Malone Trust.

(5)

Based on the Schedule 13D/A (Amendment No. 7) of Mr. Malone filed with the SEC on February 18, 2014, pursuant to a letter agreement dated as of February 13, 2014, among Michael T. Fries, our CEO and one of our directors, Mr. Malone and the Malone Trust have agreed that, for so long as Mr. Fries is employed as a principal executive officer by us or serving on our board of directors, (a) in the event the Malone Trust or any permitted transferee (as defined in the letter agreement) is not voting the Class B Shares owned by the Malone Trust, Mr. Fries will have the right to vote such Class B Shares and (b) in the event the Malone Trust or any permitted transferee determines to sell such Class B Shares, Mr. Fries (individually or through an entity he controls) will have an exclusive right to negotiate to purchase such shares, and if the parties fail to come to an agreement and the Malone Trust or any permitted transferee subsequently intends to enter into a sale transaction with a third party, Mr. Fries (or an entity controlled by him) will have a right to match the offer made by such third party.

(6)

Includes 1,765,662 Class A Shares and 4,532,527 Class C Shares that are subject to SARs, which were exercisable as of, or will be exercisable within sixty (60) days of, August 1, 2019. Also includes 670,000 restricted Class B Shares, none of which will vest within sixty (60) days of August 1, 2019.

(7)	Includes 1,977 Class A Shares and 13,061 Class C Shares held in the 401(k) Plan for the benefit of Mr. Fries.
(8)

Includes 46,200 Class A Shares and 283,360 Class C Shares held by a trust managed by an independent trustee, of which the beneficiaries are Mr. Fries’ adult children. Mr. Fries has no pecuniary interest in the trust, but he retains the right to substitute the assets held by the trust. Mr. Fries has disclaimed beneficial ownership of the shares held by the trust.

(9)

The number of Class A Shares and Class B Shares is based upon a Form 8.3 dated November 4, 2015, submitted by Mr. Bennett pursuant to the U.K. Takeover Code. Of the shares reported, a Schedule 13D/A filed by Mr. Bennett on March 6, 2014, shows Mr. Bennett and his spouse jointly owning 749,539 Class B shares and Hilltop Investments, LLC, which is jointly owned by Mr. Bennett and his spouse, owning 232,334 Class B Shares.

(10)

The number of Class A Shares is based upon the Schedule 13G/A (Amendment No. 1) for the year ended December 31, 2018, filed with the SEC on February 14, 2019, by Warren E. Buffett on behalf of himself and Berkshire Hathaway Inc. (“Berkshire”), as well as on behalf of the following for the respected number of Class A Shares indicated: National Indemnity Company (11,412,000), GEICO Corporation (11,190,970), Government Employees Insurance Company (8,075,130), GEICO Indemnity Company (1,752,278), The Buffalo News Drivers/Distributors Pension Plan (27,000), BNSF Master Retirement Trust (2,624,000), Lubrizol Master Trust Pension (340,000), The Buffalo News Mechanical Pension Plan (30,000), GEICO Advantage Insurance Company (1,363,562), Berkshire Hathaway Consolidated Pension Plan Master Retirement Trust (2,375,000), GEICO Corporation Pension Plan Trust (950,000), Scott Fetzer Collective Investment Trust (400,000), Acme Brick Company Pension Trust (395,000), The Buffalo News Editorial Pension Plan (265,000), The Buffalo News Office Pension Plan (159,000) and Precision Castparts Corp. Master Trust (814,000). Mr. Buffett (who may be deemed to control Berkshire), Berkshire and GEICO Corporation are each a parent holding company. National Indemnity Company, Government Employees Insurance Company, GEICO Indemnity Company and GEICO Advantage Insurance Company are each an insurance company and the remaining reporting persons are each an employee benefit plan. Mr. Buffett, Berkshire and the other reporting persons share voting and dispositive power over the shares listed in the table.
(11)

The number of Class A Shares is based upon the Schedule 13G for the year ended December 31, 2018, filed with the SEC on February 8, 2019, by BlackRock Inc. BlackRock Inc. is a parent holding company of various investment companies. The Schedule 13G reflects that BlackRock Inc. has sole voting power over 11,068,265 of the Class A Shares and sole dispositive power over all of the Class A Shares.

(12)

The number of Class A Shares is based upon the Schedule 13G/A (Amendment No. 2) for the year ended December 31, 2018, filed with the SEC on February 14, 2019, by Dodge & Cox. Dodge & Cox is an investment advisor to various investment companies and managed accounts. Dodge & Cox International Stock Fund, an investment company, has an interest in 18,753,503 of the Class A Shares reported in the table.

(13)

The number of Class A Shares is based on a Schedule 13G filed with the SEC on May 18, 2018, by William H. Gates III, Cascade Investment, L.L.C. (“Cascade”), the Bill and Melinda Gates Foundation Trust (the “Gates Trust”) and Melinda French Gates. All Class A Shares held by Cascade may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade. All of the Class A Shares beneficially owned by the Gates Trust may be deemed to be beneficially owned by Mr. and Mrs. Gates as co-trustees of the Gates Trust. The Schedule 13G reflects that Mr. Gates has sole voting and dispositive power over 8,736,009 Class A Shares and shared voting and dispositive power over 2,119,515 Class A Shares; Cascade has sole voting and dispositive power over 8,736,009 Class A Shares; and the Gates Trust and Mrs. Gates each have shared voting and dispositive power over 2,119,515 Class A Shares. Mr. Gates’ address is One Microsoft Way, Redmond, WA 98052.

(14)

The number of Class A Shares is based upon the Schedule 13G/A (Amendment No. 2) for the year ended December 31, 2018, filed with the SEC on February 14, 2019, by Harris Associates Inc. (“HAI”) on behalf of itself and as general partner of Harris Associates L.P. (“Harris L.P.”). HAI is an investment advisor to various clients. The Schedule 13G/A reflects that HAI and Harris L.P. each have sole voting power over 20,643,508 of the Class A Shares and sole dispositive power over all of the Class A Shares.

Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, our affiliates or our subsidiaries, nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the sixty (60) days prior to the date hereof, except for the following transactions:

Name of Reporting Person	Date of Transaction	Nature of Transaction	Title of Class	Number of Shares	Disposition or Grant Price as Applicable
Andrew J. Cole	June 30, 2019	Payment of Director Fees in shares	Liberty Global Class A Liberty Global Class C	391 780	A A	$ $	26.99 26.53

John W. Dick	June 3, 2019	Exercised option shares	Liberty Global Class A Liberty Global Class C Liberty Global Class C	10,501 20,908 10,454	A A A	$ $ $	5.93 5.85 5.86

John W. Dick	June 3, 2019	Sold option shares to cover option prices and taxes	Liberty Global Class A Liberty Global Class C	3,800 11,375	D D	$ $	24.80 24.32

John W. Dick	June 30, 2019	Payment of Director Fees in shares	Liberty Global Class A Liberty Global Class C	349 697	A A	$ $	26.99 26.53

Paul A. Gould	June 30, 2019	Payment of Director Fees in shares	Liberty Global Class A Liberty Global Class C	72 142	A A	$ $	26.99 26.53

JC Sparkman	June 6, 2019	Exercised option shares	Liberty Global Class A Liberty Global Class C Liberty Global Class C	5,250 10,454 5,227	A A A	$ $ $	5.93 5.85 5.86

JC Sparkman	June 6, 2019	Sold option shares	Liberty Global Class A Liberty Global Class C	5,250 15,681	D D	$ $	25.62 25.13

J. David Wargo	June 30, 2019	Payment of Director Fees in shares	Liberty Global Class A Liberty Global Class C	58 117	A A	$ $	26.99 26.53

Enrique Rodriguez	July 23, 2019	RSUs vested	Liberty Global Class A Liberty Global Class C	29,436 58,872	A A		N/A N/A

Enrique Rodriguez	July 23, 2019	Shares transferred to the Company for taxes upon vesting of RSUs	Liberty Global Class A Liberty Global Class C	16,439 32,860	D D	$ $	27.77 27.13

Arrangements Concerning the Shares

Master Put/Call Agreements. On August 9, 2019, the Company entered into a Master Put/Call Agreement with each of the Counterparty Banks. The form of the Master Put/Call Agreement and the names of the Counterparty Banks were previously approved by our shareholders at the Company’s annual general meeting of shareholders held on June 11, 2019. Each Master Put/Call Agreement grants to the applicable Counterparty Bank the option to require the Company to purchase, and grants to us the option to require the applicable Counterparty Bank to sell, Shares of Liberty Global owned by it in consideration of cash payment by Liberty Global. Each Master Put/Call Agreement permits multiple exercises of the options granted pursuant to it.

Option Framework Agreements. On August 9, 2019, the Company entered into an Option Framework Agreement with each of the Counterparty Banks, pursuant to which each Counterparty Bank will purchase the

Shares as principals (not as agents, nominees or trustees) in connection with the Offers. The Option Framework Agreements govern the specific terms of the purchase by the Counterparty Banks of the Shares in the Offers pursuant to the Master Put/Call Agreements. The Shares to be purchased by the Counterparty Banks will be allocated equally between the Counterparty Banks in accordance with the Option Framework Agreements. In accordance with the terms of the applicable Option Framework Agreement, and conditional on the Offers not being terminated in accordance with their terms, on the Expiration Date, each Counterparty Bank is required to purchase its respective allocation of the Shares properly tendered and not properly withdrawn prior to the Expiration Date, and to notify the Company of the number of Shares purchased by it in the Offers, following which, each Counterparty Bank and the Company each become entitled to exercise their respective rights to sell or purchase, as the case may be, such Shares under the relevant Counterparty Bank Agreements. In turn, each Counterparty Bank shall sell, and Liberty Global shall purchase from the applicable Counterparty Bank, such Shares at a price equal to the price paid by such Counterparty Bank in the relevant Offer (along with certain other costs). The obligation of each Counterparty Bank to purchase their respective allocation of Shares under the Counterparty Bank Agreements is subject to the condition that each Counterparty Bank, acting reasonably, has not, prior to the Expiration Date, provided us with written notice that we have failed to comply with certain of our obligations, or are in breach of certain of our representations and warranties, under the applicable Option Framework Agreement on or prior to the Expiration Date, and which failure to comply or breach has not been cured prior to the Expiration Date.

The Counterparty Banks are acting as principals in connection with the Offers and independently from each other, and their respective obligations under the applicable Counterparty Bank Agreement are several and not joint. In no circumstances will we purchase Shares in connection with the Offers other than from the Counterparty Banks pursuant to the Counterparty Bank Agreements.

Employee Equity Compensation. We are authorized to grant options, SARs, restricted shares, RSUs, cash awards and/or performance awards, or any combination of the foregoing, under the 2014 Incentive Plan. Unless a different committee is appointed by our Board of Directors, the Compensation Committee of our Board of Directors determines the recipients of the equity awards, the type of awards, the required performance measures, and the timing and duration of each grant. The maximum number of shares reserved for issuance under the 2014 Incentive Plan is 155,000,000, provided, however, that the maximum number of Class B Shares reserved for issuance under the 2014 Incentive Plan is 50,250,000 Class B Shares. As of August 1, 2019, there were 66,631,989 shares remaining available for issuance under the 2014 Incentive Plan.

Director Equity Compensation. We are authorized to grant options, SARs, restricted shares, RSUs and cash awards, or any combination of the foregoing, under the 2014 Director Incentive Plan. As of the date of each annual general meeting of shareholders, each continuing non-executive director receives an equity award under the 2014 Director Incentive Plan. Our Chairman of the Board, however, receives his annual equity award at the same time as such awards are granted to our executive officers. The equity grants to directors are based solely on Class A Shares and Class C Shares, with our Chairman of the Board receiving his equity award based solely on Class C Shares. In addition, a non-executive director receives a grant of options for each of Class A Shares and Class C Shares with a combined grant date fair value equal to $187,500 upon the date that he or she is first elected or appointed to our Board of Directors. The maximum number of shares reserved for issuance under the 2014 Director Incentive Plan is 10,500,000. As of August 1, 2019, there were 8,662,113 shares remaining available for issuance under the 2014 Director Incentive Plan.

Share Repurchase Authorization. At our annual general meeting of shareholders held on June 11, 2019, in the 2019 Shareholder Authorization, our shareholders approved the form agreements and counterparties pursuant to which Liberty Global may conduct the purchase of its ordinary shares in the capital of Liberty Global and authorized all or any of Liberty Global’s directors and senior officers to enter into, complete and make purchases of ordinary shares in the capital of Liberty Global pursuant to the form of agreements, which was the form of the Master Put/Call Agreement, and with any of the approved counterparties, which include the Counterparty Banks.

We believe that the repurchase of Shares pursuant to the Offers is consistent with our long-term value creation strategy. Liberty Global is focused on delivering long-term value creation for shareholders through organic growth, disciplined and opportunistic mergers, acquisitions and dispositions in combination with a levered-equity capital structure. A core part of this levered-equity approach is returning capital to shareholders through share repurchases. We have undertaken various forms of share repurchases since our predecessor Liberty Global, Inc. was established in 2005, and we anticipate that share repurchases will remain a core pillar of our long-term value creation strategy.

Our share repurchases generally may be effected through “off-market” share repurchases, including (i) pursuant to Rule 10b5-1 and Rule 10b-18 plans; (ii) accelerated share repurchase programs; (iii) block trades with specified shareholders; and (iv) public self-tender offers, including fixed price and Dutch auction tender offers, in each case, with the assistance of investment banks as counterparties.

On July 22, 2019, our Board of Directors authorized a public self-tender offer of up to $3 billion in value, which includes the Shares to be purchased pursuant to the Offers and delegated the authority to our Executive Committee to determine the final terms of the Offers. Following the completion or termination of the Offers, we may, from time to time, continue to repurchase Shares in accordance with applicable law. The amount of Shares we (or we, through a Counterparty Bank) buy and timing of any such repurchases depends on a number of factors, including our share price, the availability of cash and/or financing on acceptable terms, the timing of blackout periods in which we are restricted from repurchasing Shares as well as any decision to use cash for other strategic objectives.

Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares (including pursuant to share repurchase plans under Rule 10b5-1 and Rule 10b-18 of the Exchange Act), other than in the Offers, until at least ten (10) business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following that time, we expressly reserve the absolute right, from time to time in the future, subject to the 2019 Shareholder Authorization and applicable law, to purchase Shares, whether or not any Shares are purchased pursuant to the Offers, through open market purchases, privately-negotiated transactions, accelerated stock repurchases, tender offers, exchange offers or otherwise, upon the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offers. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we might pursue.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.	Certain Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offers or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offers. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offers pending the outcome of any such matter, subject to our right to decline to purchase, through the Counterparty Banks, Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offers pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13.	Certain Tax Considerations

The following summary contains a description of certain U.S. federal income tax considerations and U.K. stamp duty and SDRT considerations regarding the exchange of Shares for cash pursuant to the Offers. It is not a comprehensive discussion of all the tax considerations that may be relevant to a decision to exchange the Shares, it is not applicable to all categories of investors, some of which may be subject to special rules, and it does not specifically address all of the U.S. federal income tax considerations or U.K. stamp duty and SDRT considerations applicable to any particular holder. It is based upon the tax laws of the United States and the United Kingdom in effect as of the date of this Offer to Purchase, which are subject to change, possibly with retroactive effect, and to differing interpretations.

Holders of Shares are advised to consult their tax advisors about the particular U.S. federal, state, local, foreign and other tax consequences to them of participating in the Offers.

Certain U.S. Federal Income Tax Considerations For U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations of participating in the Offers. This discussion applies only to beneficial owners of Shares that are “U.S. Holders,” as defined below, that hold Shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, the Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that make mark-to-market elections with respect to Shares;

•	banks or other financial institutions;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	U.S. expatriates;

•	persons that hold Shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction;

•	persons that own or have owned, directly, indirectly, or constructively, 10% or more of the total combined voting power or value of our Shares; or

•	persons who acquired Shares pursuant to the exercise of any employee share option or otherwise as compensation.

Except where specifically described below, this discussion assumes that we are not a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. Please see the discussion under the heading “Passive Foreign Investment Company Rules” below.

In addition, this discussion does not address the tax treatment of partnerships or other entities or arrangements that are pass-through entities for U.S. federal income tax purposes or persons that hold Shares through partnerships or other pass-through entities or arrangements. Accordingly, partnerships or other passthrough entities or arrangements that hold Shares and partners in such partnerships or pass-through entities or arrangements should consult their tax advisors.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Investors are urged to consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences to them of participating in the Offers arising under U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-Tendering U.S. Holders

The Offers generally will not result in any U.S. federal income tax consequences to non-tendering U.S. Holders.

Tender of Shares Pursuant to the Offers

Characterization of the Purchase — Distribution vs. Sale Treatment. The exchange of Shares for cash pursuant to the Offers should be treated as a redemption by us that is a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offers will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such

U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of voting stock owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offers) is less than 80% of the percentage of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offers) and (ii) the percentage of the then-outstanding common stock (voting or nonvoting) owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offers) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offers). If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (pursuant to the Offers or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offers, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offers, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one (1) year as of the date of the exchange. Long-term capital gain is subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offers will be treated as a distribution with respect to the U.S. Holder’s Shares. The amount of any distribution made to a U.S. Holder with respect to Shares generally will be included in such holder’s gross income as dividend income in the year actually or constructively received, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, thereby reducing the U.S. Holder’s adjusted tax basis (but not below zero) in the Shares and thereafter as either long-term or short-term capital gain, as applicable. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder. Any amount treated as a distribution generally will be reported to U.S. Holders as a dividend in its entirety if we are unable to determine the portion of such distribution which is characterized as a dividend.

Any amounts we pay, through the Counterparty Banks, that are treated as dividends will not be eligible for the dividends-received deduction allowed to qualifying corporations under Section 243 of the Code. With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends paid with respect to Shares may be eligible to be taxed at favorable rates applicable to “qualified dividend income,” provided that (1) the Shares are readily tradable on an established securities market in the United States (which the Shares should be considered to be, so long as they are listed on NASDAQ), (2) we are not a PFIC (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year and (3) certain minimum holding period and other requirements are met.

Any amounts we pay, through the Counterparty Banks, that are treated as dividends generally would be treated as foreign source income for foreign tax credit purposes. Although dividends we pay are not subject to U.K. tax, treating a dividend as foreign source income could increase the amount of foreign taxes on other income that could be claimed by a U.S. Holder as a foreign tax credit. However, under Section 904(h) of the Code, dividends paid by a non-U.S. corporation that is treated as 50% or more owned, by vote or value, by U.S. persons may be treated, for U.S. foreign tax credit purposes, as U.S. source income (rather than foreign source income) to the extent the foreign corporation earns U.S. source income. U.S. Holders should consult their tax advisors regarding the possible impact if Section 904(h) of the Code were to apply.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders in some cases could be materially different from that described above if, at any relevant time, Liberty Global was a PFIC for U.S. federal income tax purposes.

For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for any taxable year if either (i) 75% or more of its gross income is “passive income” (as defined for such purposes) or (ii) the average percentage of assets held by such corporation which produce passive income or which are held for the production of passive income is at least 50%. For purposes of applying the tests in the preceding sentence, the foreign corporation is deemed to own its proportionate share of the assets, and to receive directly its proportionate share of the income, of any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% (by value) of the stock.

Liberty Global believes that it was not a PFIC for the taxable year ended December 31, 2018 and should not be a PFIC for the current or future taxable years. The tests for determining PFIC status are applied annually, and it is difficult to accurately predict future income and assets relevant to this determination. Accordingly, Liberty Global cannot assure U.S. Holders that Liberty Global will not be or will not become a PFIC. If we are treated as a PFIC, unless a U.S. Holder elects to be taxed annually on a mark-to-market basis with respect to the Shares, U.S. Holders may be subject to adverse tax consequences upon an exchange of Shares pursuant to the Offers, including the requirement to pay tax at certain maximum rates and pay an interest charge with respect to their tax liability. U.S. Holders should consult their tax advisors regarding the potential application of the PFIC rules.

Tax Considerations for Participants in the Savings Plans

Special tax consequences may apply with respect to Shares tendered through the Savings Plans. Please refer to the 401(k) Trustee Letter or SIP Trustee Letter, as applicable, for additional information regarding the tax consequences applicable to Shares held pursuant to the Savings Plans.

Backup Withholding and Information Reporting

In general, payments of the proceeds of an exchange of Shares pursuant to the Offers paid within the United States or through certain United States-connected financial intermediaries to a U.S. Holder are subject to information reporting and may be subject to backup withholding unless the holder (i) establishes that it is a corporation or other exempt recipient and demonstrates this fact when so required or (ii) with respect to backup withholding, provides an accurate taxpayer identification number and certifies that it is a U.S. person and that no loss of exemption from backup withholding has occurred.

Backup withholding is not an additional tax. The amount of any backup withholding tax required to be withheld from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its U.S. federal income tax liability by timely filing a refund claim with the IRS.

Certain U.S. Holders are required to report information to the IRS with respect to their investment in Shares unless certain requirements are met. Investors who fail to report required information can become subject to substantial penalties. Prospective investors are encouraged to consult their tax advisors regarding the implications of this requirement on their investment in our Shares.

U.K. Stamp Duty and SDRT

The sale of Shares pursuant to the Offers will not give rise to any liability to U.K. stamp duty or SDRT for the tendering shareholder.

The transfer to the Counterparty Banks pursuant to the Offers of Shares held in certificated form outside of the Book-Entry Transfer Facility will generally attract a charge to U.K. stamp duty at a rate of 0.5% of the consideration for the relevant transfer (converted into pounds sterling at the appropriate exchange rate), rounded up to the next multiple of £5, which must be paid in order for the relevant instrument of transfer to be treated as duly stamped such that the transfer is recognized in the Company’s register of members. This cost will in practice be borne by the Company. A charge to SDRT will also arise on the agreement to transfer such Shares, but in practice the SDRT liability will be cancelled when the relevant instrument of transfer is duly stamped by the U.K. tax authorities against payment of the appropriate U.K. stamp duty.

U.K. stamp duty will also be payable by the Company on its purchase of Shares from the Counterparty Banks at a rate of 0.5% of the consideration for the purchase (converted into pounds sterling at the appropriate exchange rate), rounded up to the next multiple of £5. This will apply in respect of all Shares purchased by the Company, whether they are held in certificated form, within a clearance system or otherwise.

Holders of certificated Shares outside of the Book-Entry Transfer Facility should note that the deposit of such Shares into the Book-Entry Transfer Facility (or into any other clearance system or depositary receipt system) will generally attract U.K. stamp duty and/or SDRT at the higher rate of 1.5%. The Offers do not contemplate a deposit of such Shares, and the Company will not bear the cost to a holder implementing a deposit of such Shares into the Book-Entry Transfer Facility (or into any other clearance system or depositary receipt system).

The above discussion is not intended to constitute a complete analysis of all tax consequences relating to participating in the Offers. You should consult your tax advisor concerning the tax consequences applicable in your particular situation.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFERS, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.

14.	Extension of the Offers; Termination; Amendment

We expressly reserve the right to extend the period of time the Offers are open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offers and to the rights of a tendering shareholder to withdraw such shareholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for, in each case, through the Counterparty Banks, any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares, through the Counterparty Banks, or terminate the Offers upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment, through the Counterparty Banks, is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offers.

Subject to compliance with applicable law and the 2019 Shareholder Authorization, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offers in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the number of Shares sought in the Offers. Amendments to the Offers may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offers will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the PR Newswire or comparable service.

If we materially change the terms of the Offers or the information concerning the Offers, or if we waive a material condition of the Offers, we will extend the Offers to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offers or information concerning the Offers (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•

subject to the 2019 Shareholder Authorization, we increase or decrease the price range to be paid for Class A Shares or increase or decrease the value of Class A Shares sought in the Class A Offer (and thereby increase or decrease the number of Class A Shares sought to be purchased in the Class A Offer), and in the event of an increase in the value of Class A Shares purchased in the Class A Offer, the number of Class A Shares that may be accepted for payment in the Class A Offer increases by more than 2% of the outstanding Class A Shares,

•

subject to the 2019 Shareholder Authorization, we increase or decrease the price range to be paid for Class C Shares or increase or decrease the value of Class C Shares sought in the Class C Offer (and thereby increase or decrease the number of Class C Shares sought to be purchased in the Class C Offer), and in the event of an increase in the value of Class C Shares purchased in the Class C Offer, the number of Class C Shares that may be accepted for payment in the Class C Offer increases by more than 2% of the outstanding Class C Shares), and

•

the Offers are scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then, in each case, the Offers will be extended until the expiration of the period of at least ten (10) business days from, and including, the date of such notice. For purposes of the Offers, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through one (1) minute after 11:59 P.M., New York City time.

In accordance with the rules of the SEC and subject to the 2019 Shareholder Authorization, if Class A Shares having an aggregate value in excess of $625 million and/or Class C Shares having an aggregate value in excess of $1.875 billion, in each case, are properly tendered and not properly withdrawn in the applicable Offer at or below the applicable Final Purchase Price, we may increase the number of Class A Shares and/or Class C Shares accepted for payment, through the Counterparty Banks, in the applicable Offer by no more than 2% of the outstanding Class A Shares and/or Class C Shares, as applicable, without extending the applicable Offer. See Section 1.

15.	Fees and Expenses

An affiliate of ours has retained Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc. to act as the Dealer Managers in connection with the Offers. The Dealer Managers may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offers. The Dealer Managers will receive a reasonable and customary fee for these services. An affiliate of ours has also agreed to indemnify the Dealer Managers (in their capacities as dealer managers) against liabilities in connection with the Offers, including liabilities under the federal securities laws.

The Dealer Managers and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Managers and their affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Managers may from time to time hold Shares in their proprietary accounts, and, to the extent they own Shares in these accounts at the time of the Offers, the Dealer Managers may tender the Shares pursuant to the Offers.

An affiliate of ours has retained Innisfree M&A Incorporated to act as Information Agent in connection with the Offers. We and an affiliate of ours have retained Computershare Trust Company, N.A. to act as Depositary in connection with the Offers. The Information Agent may contact holders of Shares by mail, telephone, email and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offers to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified by an affiliate of ours against certain liabilities in connection with the Offers.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offers. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letters of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offers. We will cause the Counterparty Banks to pay, or to cause to be paid, all share transfer taxes, if any, applicable to the transfer of their respective allocations of Shares properly tendered and purchased in accordance with the terms of the Offers, except as otherwise provided in this Offer to Purchase and Instruction 7 of the applicable Letter of Transmittal.

16.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offers is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offers or the acceptance of Shares pursuant to the Offers is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offers will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offers to be made by a licensed broker or dealer, the Offers will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offers. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offers other than those contained in this Offer to Purchase and the Letters of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board of Directors, the Counterparty Banks, the Dealer Managers, the Depositary or the Information Agent.

OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFERS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFERS SET FORTH IN THIS OFFER TO PURCHASE AND THE COUNTERPARTY BANK AGREEMENTS. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE

DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERS OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTERS OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE COUNTERPARTY BANKS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

Liberty Global plc

August 12, 2019

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF LIBERTY GLOBAL PLC

The following table sets forth the names and positions of the directors and executive officers of Liberty Global plc. The address of each of our directors and executive officers is care of Liberty Global plc, Griffin House, 161 Hammersmith Road, London W6 8BS, United Kingdom (telephone number: +44 (208) 483-6449 or (303) 220-6600).

Name	Position(s)
Officers
Michael T. Fries	Chief Executive Officer, President and Vice Chairman of the Board
Charles H.R. Bracken	Executive Vice President and Financial Officer
Bryan H. Hall	Executive Vice President, General Counsel and Secretary
Enrique Rodriguez	Executive Vice President and Chief Technology Officer
Andrea Salvato	Senior Vice President and Chief Development Officer
Directors
John C. Malone	Chairman of the Board
Michael T. Fries	Chief Executive Officer, President and Vice Chairman of the Board
Andrew J. Cole	Director
Miranda Curtis	Director
John W. Dick	Director
Paul A. Gould	Director
Richard R. Green	Director
David E. Rapley	Director
Larry E. Romrell	Director
J.C. Sparkman	Director
J. David Wargo	Director

The applicable Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing Shares to be tendered must deliver such certificates together with the applicable Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offers is:

Computershare Trust Company, N.A.

By Mail:	By Express or Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, Massachusetts 02021

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth on the following page. Requests for additional copies of this Offer to Purchase, one or both Letters of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

The Information Agent for the Offers is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call U.S. Local: (212) 750-5833

The Dealer Managers for the Offers are:

Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, New York 10010 Call Toll-Free: (800) 318-8219 Call U.S. Local: (212) 538-4581	HSBC Securities (USA) Inc. 452 Fifth Avenue New York, New York 10018 Call Toll-Free: (888) 472-2456 Call U.S. Local: (212) 525-3672